Exhibit 4.1

Execution Version

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Issuer,

and

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P., and

CORPUS CHRISTI PIPELINE GP, LLC,

as Guarantors,

AND EACH GUARANTOR THAT MAY BECOME PARTY HERETO

INDENTURE

Dated as of August 20, 2020

The Bank of New York Mellon,

as Trustee

EXHIBITS

Appendix A	PAYMENT SCHEDULE

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	[RESERVED]
Exhibit G	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit H	[RESERVED]
Exhibit I	FORM OF SUBORDINATION AGREEMENT

INDENTURE, dated as of August 20, 2020 among Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), Corpus Christi Liquefaction, LLC (“CCL”), Cheniere Corpus Christi Pipeline, L.P. (“CCP”), Corpus Christi Pipeline GP, LLC (“CCP GP”) and any other Guarantors (as defined herein) that may become a party hereto from time to time, and The Bank of New York Mellon, as Trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of Notes (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Abandonment” has the meaning given in Schedule A of the CSAA.

“Acceptable Bank” has the meaning given in Schedule A of the CSAA.

“Acceptable Debt Service Reserve LC” has the meaning given in Schedule A of the CSAA.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the SEC, including any successor to S&P, Fitch or Moody’s.

“Account” has the meaning given in Schedule A of the CSAA.

“Account Bank” has the meaning given in Schedule A of the CSAA.

“Additional Proceeds Prepayment Account” has the meaning given in Schedule A of the CSAA.

“Additional Senior Debt” has the meaning given in Schedule A of the CSAA.

“Affiliate” has the meaning given in Schedule A of the CSAA.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Law” means, except as the context may otherwise require, all applicable laws (including common law), rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority.

“Asset Sale” means:

(a)

the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.01 and not by the provisions of Section 4.12; and

(b)	the issuance of Equity Interests in any of the Company’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50,000,000;

(ii)	a transfer of assets between or among the Company and/or its Restricted Subsidiaries;

(iii)	dispositions in compliance with any applicable court or governmental order;

(iv)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

(v)

the sale, lease or other disposition of (A) products, services, inventory or accounts receivable in the ordinary course of business or (B) obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development;

(vi)	the sale, transfer or other disposition of cash or Authorized Investments;

(vii)	the settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Indenture;

(viii)	a Restricted Payment made in accordance with this Indenture, a Permitted Investment or a Permitted Payment;

(ix)	the sale or other disposition of LNG (or other commercial products);

(x)	the sale of Gas in the ordinary course of business;

(xi)	the sale or other disposition of Permitted Investments;

(xii)	the sale of liquefaction and other services in the ordinary course of business;

(xiii)	the sale of any LNG related to additional liquefaction trains developed by the Company;

(xiv)	the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;

(xv)

conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities;

(xvi)	any transaction or series of transactions permitted by Section 4.27 or Section 4.28;

(xvii)	any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Notes Issue Date; and

(xviii)	sale, lease, conveyance or other disposition of any assets or rights pursuant to Sharing Arrangements permitted by Section 4.28.

“Authorized Investments” has the meaning given in Schedule A of the CSAA.

“Authorized Officer” has the meaning given in Schedule A of the CSAA.

“Bankruptcy” has the meaning given in Schedule A of the CSAA.

“Bankruptcy Code” has the meaning given in Schedule A of the CSAA.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Committed Quantity” means not less than 554,067,500 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs and the Second Phase LNG SPAs as at the Notes Issue Date; provided, in each case, that following the full payment of the required amount upon any LNG SPA Mandatory Prepayment and/or LNG SPA Mandatory Offer, the Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that the Company is not required to repay upon an Indenture LNG SPA Prepayment Event under Section 4.21; provided further that upon incurrence of any Expansion Senior Debt, the Base Committed Quantity shall be increased to take into account the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs that have been taken into account in order to incur such Expansion Senior Debt, with such increase becoming effective at financial close of such Expansion Senior Debt.

“Bechtel” means Bechtel Oil, Gas and Chemicals, Inc.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the board of directors, members or managers of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or managers or any controlling committee of managing members or managers thereof; and

(d)	with respect to any other Person, the board, managers or committee of such Person serving a similar function.

“Business Day” has the meaning given in Schedule A of the CSAA.

“Business Interruption Insurance Proceeds” has the meaning given in Schedule A of the CSAA.

“Calculation Date” means the last day of the month immediately preceding the date on which a Restricted Payment is made.

“Calculation Period” means, on any Calculation Date, for purposes of calculating Historical DSCR or Projected Fixed DSCR in connection with a Restricted Payment:

(a)

in the case of Historical DSCR, the period commencing 12 months prior to, and ending on, the applicable Calculation Date; provided that prior to the first anniversary of Substantial Completion of Train Two under the EPC Contract (T1/T2), the Calculation Period shall mean the period beginning on the first day of the first full month following Substantial Completion of Train Two under EPC Contract (T1/T2), and ending on the Calculation Date; and

(b)

in the case of Projected Fixed DSCR, the period commencing on the first day after the applicable Calculation Date through the following 12 month period (with such ratio being calculated on a pro forma basis giving effect to such Restricted Payment).

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited or membership interests (however designated)); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such instrument includes any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Obligors during such period, including:

(a)	fees and other amounts received by CCL under the LNG SPAs;

(b)

earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the CSAA);

(c)

any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 of the CSAA;

(d)	all cash paid to the Obligors during such period as Business Interruption Insurance Proceeds;

(e)

proceeds from the transfer, sale or disposition of assets or rights of the Obligors in the ordinary course of business in accordance with Section 12.17 of the Common Terms Agreement (other than as set forth in sub-clause (iii) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid under any Material Project Agreement;

(g)	amounts received under Permitted Hedging Instruments other than in respect of interest rates;

(h)

solely with respect to calculation of Historical DSCR, (I) all cash paid to the Company and/or its Restricted Subsidiaries during the applicable period from any direct or indirect owner of the Company and/or its Restricted Subsidiaries by way of equity contribution or Subordinated Debt (as permitted pursuant to the terms of the Senior Debt Instruments then in effect) and (II) in the case of the first Restricted Payment made after the expiry or termination of any period during which the making of Restricted Payments has been restricted, any cash then on deposit in the Secured Accounts (without double counting any other amounts of Cash Flow taken into account in the calculation of the Historical DSCR); and

(i)

with respect to calculation of Projected Fixed DSCR for any purpose other than such calculation under Section 4.06(b), any cash projected to be on deposit in the Secured Accounts at the commencement of the such period as a result of a restriction on making of Restricted Payments applicable prior to such period;

but excluding, in each case:

(i)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(ii)	proceeds of third-party liability insurance;

(iii)

proceeds from the sale, lease or other disposition of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development, as described in sub-clause (B) of clause (v) under the definition of “Asset Sale” hereunder and dispositions of Project Property if an Obligor replaces such Project Property within one hundred and eighty (180) days following such disposition or has obtained a commitment to replace such Project Property within one hundred and eighty (180) days following such disposition and replaces such Project Property within two hundred and seventy (270) days following such disposition; and

(iv)

proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Obligors pursuant to any guarantees) permitted by this Indenture in Section 4.08 other than amounts received under Permitted Hedging Instruments included under clause (g) above; and

(v)

except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Company; and any cash deposited into the Additional Proceeds Prepayment Account.

“Cash Flow Available for Debt Service” means for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Projected Fixed DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are Project Costs and, in the case of an Expansion, arising prior to the completion date of such Expansion and that are pre-completion project costs of such Expansion, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date or the completion date of an Expansion, as applicable, relating to expenditure on items that were, as of the Project Completion Date or the completion date of such Expansion, as applicable, outstanding or punch list items under the EPC Contract (T1/T2) or Expansion engineering, procurement and/or construction contract that are paid out of Senior Debt or Equity Funding.

“Catastrophic Casualty Event” means any Event of Loss where Insurance Proceeds or Condemnation Proceeds are received in an aggregate amount for a single loss or related series of losses exceeding $500,000,000.

“CCL” has the meaning set forth in the recitals hereto.

“CCP” has the meaning set forth in the recitals hereto.

“CCP Construction Contract” has the meaning given in Schedule A of the CSAA.

“CCP GP” has the meaning set forth in the recitals hereto.

“CCP Pipeline Precedent Agreement” has the meaning given in Schedule A of the CSAA.

“CEI Equity Contribution Agreement” has the meaning given in Schedule A of the CSAA.

“Change of Control” means the Sponsor and its Affiliates together (a) at any time prior to the Project Completion Date shall fail to own, directly or indirectly in the aggregate, more than 50% of the equity ownership interests in the Company, or control, directly or indirectly, more than 50% of the aggregate ordinary voting power of the Company, or (b) on or following the Project Completion Date shall fail to control, directly or indirectly, more than 50% of the aggregate ordinary voting power in the Company.

“Change of Control Triggering Event” means the occurrence of a Change of Control; provided that, on and following the Project Completion Date, a Change of Control shall not be deemed to have occurred if the Company shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated Change of Control and that, if such event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the Notes as of the date of such event.

“CMI (UK) LNG SPAs” has the meaning given in Schedule A of the CSAA.

“CMI Export Authorization Letter” has the meaning given in Schedule A of the CSAA.

“Collateral” means any property right or interest subject to a Security Interest.

“Common Terms Agreement” has the meaning given in Schedule A of the CSAA.

“Company” has the meaning set forth in the recitals hereto.

“Condemnation Proceeds” has the meaning given in Schedule A of the CSAA.

“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.

“Construction Account” has the meaning given in Schedule A of the CSAA.

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)

with respect to a Declared Event of Default, that such default has occurred without the need for declaration, or been declared by the Trustee in conformity with the requirements of this Indenture, and no Cessation Notice shall have been given with respect thereto;

(b)	with respect to any Unmatured Event of Default, that such unmatured default has occurred and has not been waived or cured; and

(c)	with respect to any Event of Default, that such event of default has occurred and has not been declared, waived or cured.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in Pittsburgh, Pennsylvania shall be principally administered, which office as of the date of this instrument is located at the address specified in Section 13.02, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 240 Greenwich Street, New York, New York 10286; Attention: Corporate Trust Division—Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Company.

“Corpus Christi Pipeline” has the meaning given in Schedule A of the CSAA.

“Corpus Christi Terminal Facility” has the meaning given in Schedule A of the CSAA.

“Covered Modification” means any modification, consent or waiver under any Finance Document requiring the vote of the Trustee as a Senior Creditor Group Representative, including, for the avoidance of doubt, those set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) of the CSAA.

“CSAA” means the Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018 and the Second Amendment, dated as of August 30, 2019), among the Company as the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Date of First Commercial Delivery” has the meaning given in the applicable LNG SPA, and includes the dates described as the “Corpus Christi T3 Completion Date” in the Trafigura LNG SPA and the “Designated Train SC Date” under the PetroChina FOB LNG SPA and the DES-Linked LNG SPA.

“Decision” has the meaning given in Schedule A of the CSAA.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof, issued in accordance with Section 2.08, and substantially in the form of Exhibit A.

“DES-Linked LNG SPA” has the meaning given in Schedule A of the CSAA.

“Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Company so elects, the import of LNG to the extent any Obligor has all necessary Permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Develop” and “Developed” shall have corresponding meanings. For the avoidance of doubt, any Trains other than Train One, Train Two and Train Three shall not be part of the Development and any facilities related thereto shall not be part of the Project Facilities for purposes of the Finance Documents unless and until the development of such other Trains has been undertaken pursuant to an Expansion otherwise permitted under the Finance Documents.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Obligors payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Obligors.

“Direct Agreements” has the meaning given in Schedule A of the CSAA.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the requirements of Section 4.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Obligors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“EPC Contract (T1/T2)” has the meaning given in Schedule A of the CSAA.

“EPC Contract (T3)” has the meaning given in Schedule A of the CSAA.

“Equity Funding” means contributions made to the Company in the form of (a) (i) Subordinated Debt, (ii) equity funding from a direct or indirect shareholder, (iii) payment of costs in respect of the Development prior to the Signing Date, (iv) Cash Flow applied or committed to be applied towards Project Costs prior to the Project Completion Date(v) Cash Flow applied or committed to be applied to Development Expenditure that is not committed to fund development of Project Costs, and (vi) following the Project Completion Date, Cash Flows applied towards other capital expenditures in respect of the Project Facilities; provided that such Cash Flows following the Project Completion Date would qualify to be distributed as Restricted Payments based on meeting the conditions set forth in Section 4.06 hereof or are otherwise eligible to be used for Required Capital Expenditures, (b) in-kind contributions of real property up to

$51,000,000 as set forth in an appraisal provided by the Obligors, (c) additional in-kind contribution of real property up to $28,000,000 (which is based on the price paid to acquire such real property in arms’-length transactions with third parties) and $3,000,000 related to transaction fees and expenses and labor costs allocated to the Obligors with respect to activities related to Second Phase Development and (d) contributions of early works and pre-construction activities with respect to Train Three of $280,000,000 contributed to CCL pursuant to the Early Works Equity Contribution Agreement, dated as of December 12, 2017, between the Company and the Sponsor, and an assignment to CCL of the technical services agreement, dated as of June 23, 2017, between Corpus Christi Liquefaction Stage II, LLC and Bechtel Oil, Gas and Chemicals, Inc.

“Equity Interests” means, with respect to any Person, any of the shares of Capital Stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options or rights are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Event of Loss” means any event that causes Project Property, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” has the meaning given in Schedule A of the CSAA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Authorization” has the meaning given in Schedule A of the CSAA.

“External Train” means one or more Trains, and related storage, loading and other ancillary infrastructure, if any, constructed at or adjacent to the site of, the Development and is not owned by the Company or a Restricted Subsidiary.

“External Train Entity” means the entity undertaking development of the External Train.

“Facility Agent” has the meaning given in Schedule A of the CSAA.

“Facility Agreements” has the meaning given in Schedule A of the CSAA.

“Facility Debt Commitment” has the meaning given in Schedule A of the CSAA.

“Facility Lenders” has the meaning given in Schedule A of the CSAA.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“FERC Order” has the meaning given in Schedule A of the CSAA.

“Finance Documents” has the meaning given in Schedule A of the CSAA; provided that such term shall include any other document designated as a Finance Document by the Company and the Security Trustee (on instruction from Requisite Secured Parties).

“Fitch” has the meaning given in Schedule A of the CSAA.

“FTA Authorization” has the meaning given in Schedule A of the CSAA.

“GAAP” has the meaning given in Schedule A of the CSAA.

“Gas” has the meaning given in Schedule A of the CSAA.

“Gas and Power Supply Services Agreement” has the meaning given in Schedule A of the CSAA.

“Gas Hedge Provider” has the meaning given in Schedule A of the CSAA.

“Governmental Authorities” has the meaning given in Schedule A of the CSAA.

“Government Securities” means securities that are:

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly-owned subsidiary of the Company and operated together with the Company as a single unit, and any future Domestic Subsidiaries of the Company which, subject to the provisions of Section 4.38, guarantee the Notes.

“Hedging Bank” has the meaning given in Schedule A of the CSAA.

“Hedging Instruments” has the meaning given in Schedule A of the CSAA.

“Hedging Termination Amount” has the meaning given in Schedule A of the CSAA.

“Historical DSCR” means for any Calculation Period, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)

Senior Debt Obligations incurred or paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (iv) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (v) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates, (vi) Hedging Termination Amounts, (vii) Working Capital Debt.

“Holdco” has the meaning given in Schedule A of the CSAA.

“Holdco Pledge Agreement” has the meaning given in Schedule A of the CSAA.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Impairment” has the meaning given in Schedule A of the CSAA. “Impair” and “Impaired” shall have a corresponding meaning.

“Indebtedness” has the meaning given in Schedule A of the CSAA.

“Indenture Payment Date” means, for this Indenture, the payment dates of June 30 and December 31 commencing on the first such date following the Notes Issue Date, or if any such day is not a Business Day, the next succeeding Business Day.

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International LLC and any replacement thereof appointed (a) pursuant to the terms of the Common Terms Agreement if Loans or Senior Debt Commitments in connection therewith are outstanding or (b) if no Loans or Senior Debt Commitments in connection therewith are outstanding, by the Requisite Secured Parties, and if no Event of Default shall then be Continuing, after consultation with the Company.

“Industry Standards” has the meaning given in Schedule A of the CSAA.

“Initial LNG SPAs” has the meaning given in Schedule A of the CSAA.

“Initial Senior Debt” has the meaning given in Schedule A of the CSAA.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Insurance/Condemnation Proceeds Account” has the meaning given in Schedule A of the CSAA.

“Insurance Proceeds” has the meaning given in Schedule A of the CSAA.

“Intercreditor Agent” has the meaning given in Schedule A of the CSAA.

“Intercreditor Agreement” has the meaning given in Schedule A of the CSAA.

“Investment” means, for any Person:

(a)

the acquisition (whether for cash, property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)

the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)	the entering into of any guarantee of, or other contingent obligation (other than an indemnity which is not a guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any engineering, procurement and construction contract then in effect.

“Investment Grade” means one long-term unsecured credit rating equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“Investment Grade LNG Buyer” means an LNG Buyer that:

(a)	has, or has its obligations guaranteed by an entity that has, at least two Investment Grade ratings;

(b)

has, or has its obligations guaranteed by an entity that has, one Investment Grade rating and a tangible net worth of at least $4.5 billion per mtpa of LNG committed to be purchased by such LNG Buyer pursuant to its LNG SPA, up to a maximum of $10 billion of tangible net worth; or

(c)	for the purposes of LNG SPAs under Section 4.06, Section 4.21, or Section 4.29, has all of its obligations under the applicable LNG SPA supported by a letter of credit issued by an Acceptable Bank.

“Kinder Morgan Intrastate Firm Gas Transportation Agreement” has the meaning given in Schedule A of the CSAA.

“La Quinta Ship Channel Franchise” has the meaning given in Schedule A of the CSAA.

“LC Costs” has the meaning given in Schedule A of the CSAA.

“Lien” has the meaning given in Schedule A of the CSAA.

“LNG” has the meaning given in Schedule A of the CSAA.

“LNG Buyer” has the meaning given in Schedule A of the CSAA.

“LNG SPA” has the meaning given in Schedule A of the CSAA.

“LNG SPA Mandatory Prepayment” has the meaning given in Schedule A of the CSAA.

“Loans” has the meaning given in Schedule A of the CSAA.

“Manager” has the meaning given in Schedule A of the CSAA.

“Management Services Agreement” has the meaning given in Schedule A of the CSAA.

“Material Adverse Effect” has the meaning given in Schedule A of the CSAA.

“Material Project Agreements” means:

(a)	the Initial LNG SPAs and any related parent guarantees;

(b)	the EPC Contract (T1/T2) together with any related guarantees of Bechtel’s obligations;

(c)	the Technology License Agreement (T1/T2);

(d)	the Real Property Documents;

(e)	the Management Services Agreements;

(f)	the O&M Agreements;

(g)	the CCP Pipeline Precedent Agreement;

(h)	the CEI Equity Contribution Agreement;

(i)	the Gas and Power Supply Services Agreement;

(j)	the CMI Export Authorization Letter;

(k)	the Kinder Morgan Intrastate Firm Gas Transportation Agreement;

(l)	the TGP Precedent Agreement;

(m)	the La Quinta Ship Channel Franchise;

(n)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 10, 2016, between CCP, as owner and Associated Pipe Line Contractors, Inc., as contractor;

(o)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 4, 2016, between CCP, as owner and Sunland Construction, Inc., as contractor;

(p)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 3, 2016, between CCP, as owner and REF-CHEM, L.P., as contractor;

(q)	the Precedent Agreement for Firm Transportation Service Under Gulf Connector Expansion Project, dated as of December 16, 2015, between CCL and Transcontinental Gas Pipe Line Company, LLC;

(r)	the Contractual Service Agreement, dated as of October 21, 2015, between CCL and GE Oil & Gas, Inc.;

(s)	the Precedent Agreement, dated as of June 8, 2015 between CCL and Natural Gas Pipeline Company of America LLC;

(t)	the Natural Gas Pipeline Company of America LLC (Natural) Transportation Rate Schedule FTS Agreement, dated as of September 24, 2015, between CCL and Natural Gas Pipeline Company of America LLC;

(u)	the Gas Transportation Agreement, dated as of November 20, 2014, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(v)	the Firm Transportation Negotiated Rate Agreement, dated as of November 20, 2014, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(w)	the Service Agreement, dated as of December 19, 2017, between CCL and Transcontinental Gas Pipe Line Company, LLC;

(x)	the Service Agreement, dated as of February 15, 2018, between CCL and CCP;

(y)	the Negotiated Rate Letter Agreement, dated as of February 15, 2018, between CCL and CCP;

(z)	the Second Phase Material Project Agreements; and

(aa)	any Subsequent Material Project Agreement (upon an Obligor becoming a party to such Subsequent Material Project Agreement);

as such list may be updated from time to time by the Company in a manner that is not inconsistent with this Indenture.

“MMBtu” means million British thermal units.

“Moody’s” has the meaning given in Schedule A of the CSAA.

“Net Cash Proceeds” has the meaning given in Schedule A of the CSAA.

“Non-FTA Authorization” has the meaning given in Schedule A of the CSAA.

“Non-Recourse Debt” means Indebtedness:

(a)

as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b)

as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means $768,740,000 aggregate principal amount of 3.52% Senior Secured Notes due December 31, 2039 issued under this Indenture on the date hereof.

“Notes Issue Date” means the first date of the original issuance of the Notes under this Indenture.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, as set forth in the provisions of this Indenture.

“O&M Agreements” has the meaning given in Schedule A of the CSAA.

“Obligors” means the Company and the Guarantors. The “Obligors” are also referred to as “Loan Parties” or “Securing Parties” in the CSAA and certain Finance Documents.

“Officer’s Certificate” means a certificate signed by one Authorized Officer of the Company, which officer must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, and delivered to the Trustee that meets the requirements of Section 13.05 hereof.

“Operation and Maintenance Expenses” has the meaning given in Schedule A of the CSAA.

“Operator” has the meaning give in Schedule A of the CSAA.

“Opinion of Counsel” means an opinion or opinions from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05. The counsel may be an employee of, or counsel to, the Company, any Subsidiary of the Company or the Trustee.

“Payment Schedule” means the payment and amortization schedule attached hereto as Appendix A, as the same may be adjusted from time to time in accordance with the terms of this Indenture.

“PDE Senior Debt” has the meaning given in Schedule A of the CSAA.

“Performance Liquidated Damages” has the meaning given in Schedule A of the CSAA.

“Permit” has the meaning given in Schedule A of the CSAA.

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Completion Amount” has the meaning given in Schedule A of the CSAA.

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; or

(c)	are incurred in connection and in compliance with Section 4.27 or Section 4.28; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 of the CSAA or proceeds of dispositions to the extent permitted by Section 12.17 of the Common Terms Agreement while in effect or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) Expansion Senior Debt permitted to be incurred pursuant to Section 4.09(c) or other Indebtedness permitted to be incurred under Section 4.08, in the case of each of the foregoing sub-clauses (i), (ii) and (iv), which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (including guarantees thereof permitted under Section 12.15 of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof. For purposes of this Indenture, “Permitted Finance Costs” shall include amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by the indenture, and shall not include funds categorized as Operation and Maintenance Expenses under the exception thereunder for obligations to repay advances in relation to secured Permitted Hedging Instruments or Indebtedness permitted by the indenture.

“Permitted Hedging Instrument” means a Hedging Instrument entered into by an Obligor in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured by the Collateral as a result of accession to the CSAA is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms.

“Permitted Investment” means:

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)

as specifically contemplated under the Finance Documents to which the Trustee is a party or by the terms of a Material Project Agreement as long as (i) such Material Project Agreement was in place on the Notes Issue Date, but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (ii) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (iii) such Investment does not exceed $15,000,000 in the aggregate with all other Investments permitted under this clause (c)(iii);

(d)	advance payments to contractors in the ordinary course of business on usual commercial terms;

(e)	Investments among and between the Company and/or its Restricted Subsidiaries;

(f)

any Investment by the Company and/or its Restricted Subsidiaries in a Person, if as a result of such investment such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company and/or its Restricted Subsidiaries;

(g)	Investments existing on the Notes Issue Date;

(h)	repurchases of the Senior Notes;

(i)	Investments received as a result of a foreclosure by the Company and/or its Restricted Subsidiaries with respect to any secured investment in default;

(j)

surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with Gas purchases;

(k)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of the Company;

(l)

amounts deposited pursuant to the escrow agreement entered into with respect to disputed amounts under any engineering, procurement and construction contract or another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(m)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(n)	guarantees of Indebtedness pursuant to Section 4.08;

(o)	Investments pursuant to Permitted Hedging Instruments;

(p)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12;

(q)

any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(r)

(i) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and (ii) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(s)

advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business; and

(t)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (t) that are at the time outstanding not to exceed $50,000,000.

“Permitted Liens” means:

(a)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)

deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under an engineering, procurement and construction contracts), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with Gas purchases;

(d)

mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)

(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements, and (ii) title exceptions disclosed by any title policy obtained by the Obligors;

(f)	Liens to secure indebtedness permitted as described by paragraphs (c)(8) and (c)(16) of Section 4.08;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100,000,000);

(j)

contractual or statutory rights of set-off (including netting) granted to the Company’s and/or its Restricted Subsidiaries’ (i) bankers under any Permitted Hedging Instrument or counterparties under any Material Project Agreement as long as (A) such Material Project Agreement was in place on the Notes Issue Date but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (B) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (C) the amount of collateral affected by such Lien does not exceed $15,000,000 in the aggregate with all other Liens permitted under this clause (C); and (ii) that could not reasonably be expected to cause a Material Adverse Effect;

(k)

deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by the Company and/or its Restricted Subsidiaries and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by the Title Policy;

(m)

legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by the Company and/or its Restricted Subsidiaries in favor of the Company or any other Restricted Subsidiary, as applicable;

(p)

Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and

(q)	Liens arising from Sharing Arrangements permitted as described in Section 4.28.

“Permitted Payment” means, without duplication as to amounts allowed to be distributed under any other provision of this Indenture:

(a)

payments to an Affiliate of the Company to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5 million per calendar year; and

(b)

on each Indenture Payment Date, the amount necessary for payment to the Affiliate to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Obligors, determined at the highest combined U.S. federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred under clauses (i) or (j) of the definition of “Permitted Indebtedness”, issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses, including premiums and discounts incurred in connection therewith).

“Permitted Senior Debt Hedging Instrument” has the meaning given in Schedule A of the CSAA.

“Person” has the meaning given in Schedule A of the CSAA.

“PetroChina FOB LNG SPA” has the meaning given in Schedule A of the CSAA

“Private Placement Legend” means the legend set forth in Section 2.08(b).

“Project Completion Date” means the date upon which all of the conditions set forth in Section 14.1 of the Common Terms Agreement have been either satisfied, or, in each case, waived by the requisite parties to the Intercreditor Agreement; provided that, for purposes of the “Change of Control” definition in, and Section 6.01(g) of, this Indenture, notwithstanding anything to the contrary in any other Senior Debt Instrument, Project Completion Date shall mean the date of satisfaction of the abovementioned conditions with respect only to Train One and Train Two.

“Project Costs” has the meaning given in Schedule A of the CSAA.

“Projected Fixed DSCR” means, unless otherwise provided in this Indenture (a) for purposes of Section 4.06 during the Calculation Period; and (b) for all other purposes, during the applicable period beginning no earlier than (i) the first Indenture Payment Date to occur after the last guaranteed substantial completion date (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction, or (ii) if the Date of First Commercial Delivery has occurred with respect to all Trains, the first Indenture Payment Date to occur after the incurrence of Indebtedness, entering into of a Sharing Arrangement, commencement of an LNG SPA Mandatory Offer, or consummation of a merger, consolidation, conversion, continuance or sale, assignment, transfer, lease, conveyance or other disposition of assets, as applicable, the ratio of:

(a)	in all cases other than Section 4.06:

(i)

the Cash Flow Available for Debt Service projected for such period, provided that Cash Flow is calculated solely to reflect (A) the fixed price component under applicable Qualifying LNG SPAs, (B) expected interest and investment earnings paid to the Company and/or its Restricted Subsidiaries during such period and (C) amounts expected to be paid to the Company and/or its Restricted Subsidiaries during such period as Business Interruption Insurance Proceeds and (D) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the Qualifying LNG SPAs were not lifting any cargoes from the Development; provided that the “fixed price component” shall be the price component identified as such in the applicable LNG SPA or such other price component approved by the Intercreditor Agent (at any time when Loans or Senior Debt Commitments remain outstanding) as the fixed price component; to

(ii)

Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

(b)	in the case of Section 4.06:

(i)	the Cash Flow Available for Debt Service projected for such period; to

(ii)

Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Project Facilities” has the meaning given in Schedule A of the CSAA.

“Project Property” has the meaning given in Schedule A of the CSAA.

“Prudent Industry Practice” has the meaning given in Schedule A of the CSAA.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Transporter” has the meaning given in Schedule A of the CSAA.

“Qualifying Term” means (a) with respect to any LNG SPA replacing an LNG SPA that was previously a Qualifying LNG SPA, a term at least as long as the remaining term of the Initial LNG SPA it is replacing and (b) with respect to any other Qualifying LNG SPA, the term of such LNG SPA used in relevant Projected Fixed DSCR calculation when determining the quantum of Senior Debt that could be incurred based on the revenues projected to be generated under such LNG SPA.

“Rating Reaffirmation” means, with respect to any matter under this Indenture requiring a Rating Reaffirmation, that any two Recognized Credit Rating Agencies that are then rating the Notes (or, if only one Recognized Credit Rating Agency is then rating the Notes, such agency) have considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating.

“Real Estate” has the meaning given in Schedule A of the CSAA.

“Real Property Documents” has the meaning given in Schedule A of the CSAA.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Replacement Assets” means (a) non-current assets that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Capital Expenditures” has the meaning given in Schedule A of the CSAA.

“Required Export Authorization” means, with respect to a Required LNG SPA at any time, (a) the Non-FTA Authorization, (b) the FTA Authorization and (c) any other Export Authorization which the Company designates as an “Required Export Authorization” pursuant to this Indenture, to the extent that at such time, the volumes permitted to be exported under the FTA Authorization, the Non-FTA Authorization or such other Export Authorization, as the case may be, are required in order to enable the sale of such Required LNG SPA’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Required LNG SPA. For the avoidance of doubt, the Non-FTA Authorization is a Required Export Authorization for each of the Initial LNG SPAs and the Second Phase LNG SPAs in effect on the Notes Issue Date and until otherwise determined in accordance with the provisions described in Section 4.21.

“Required LNG SPA” means any of the Qualifying LNG SPAs required to be maintained as described in Section 4.29.

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the CSAA with respect to a specific Decision in order to make such Decision and provide the required instruction to the Security Trustee.

“Reserve Amount” has the meaning given in Schedule A of the CSAA.

“Responsible Officer”, means, when used with respect to the Trustee, any officer within the Corporate Trust Division—Corporate Finance Unit of the Trustee (or any successor division or unit of the Trustee) located at the Corporate Trust Office of the Trustee, who has direct responsibility for the administration of this Indenture and also means, in the case of Section 7.01(c)(2) and the second sentence of Section 7.05, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Payment” means (a) any dividend or other distribution by the Company or any of its Restricted Subsidiaries (in cash, property of the Company or such Restricted Subsidiary, securities, obligations, or other property) on, or other dividends or distributions on account of, any portion of any membership interest in the Company or such Restricted Subsidiary (other than dividends or other distributions payable solely to the Company or any of its Restricted Subsidiaries), or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company or any of its Restricted Subsidiaries of, any portion of any membership interest in the Company and (b) all payments (in cash, property of the Company or such Restricted Subsidiary, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company or any of its Restricted Subsidiaries of, any Indebtedness owed by the Company or any of its Restricted Subsidiaries to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include (i) payments to the Manager for fees and costs pursuant to Management Services Agreements, (ii) fees and costs payable pursuant to the Gas and Power Supply Services Agreement, (iii) payments to the Operator pursuant to the O&M Agreements, (iv) Permitted Payments (which shall be paid in accordance with Section 4.7 of the CSAA), (v) amounts paid in accordance with Section 2.7 of the Common Terms Agreement; and (vi) any of the payments in (a) or (b) above (in each case, in cash, property of the Company or such Restricted Subsidiary, securities, obligations, or otherwise) made among any of the Company and its Restricted Subsidiaries.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. As of the Notes Issue Date, the only Subsidiaries of the Company constituting Restricted Subsidiaries are each of the Guarantors hereunder.

“Revenue Account” has the meaning given in Schedule A of the CSAA.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. or any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Phase Development” has the meaning given in Schedule A of the CSAA.

“Second Phase LNG SPAs” has the meaning given in Schedule A of the CSAA.

“Second Phase Material Project Agreements” has the meaning given in Schedule A of the CSAA.

“Secured Accounts” has the meaning given in Schedule A of the CSAA.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the CSAA and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the CSAA or any other Finance Document and shall include the Holdco Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) of the CSAA and any patent or trademark security agreement entered into pursuant to the CSAA.

“Security Enforcement Action” has the meaning given in Schedule A of the CSAA.

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Security Trustee” means the security trustee under the CSAA as security trustee for the Secured Parties.

“Senior Creditor” means a provider of Senior Debt that benefits from the CSAA, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to the CSAA.

“Senior Creditor Group” has the meaning given in Schedule A of the CSAA.

“Senior Creditor Group Representative” has the meaning given in Schedule A of the CSAA.

“Senior Debt” has the meaning given in Schedule A of the CSAA.

“Senior Debt Commitments” has the meaning given in Schedule A of the CSAA.

“Senior Debt Instrument” has the meaning given in Schedule A of the CSAA.

“Senior Debt Obligations” has the meaning given in Schedule A of the CSAA, provided that, for the avoidance of doubt, Senior Debt Obligations shall include the Company’s obligations to pay: (a) all principal, interest and premiums on the Notes; and (b) all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to the Holders hereunder; in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code.

“Senior Debt Service Reserve Account” has the meaning given in Schedule A of the CSAA.

“Senior Noteholder” has the meaning given in Schedule A of the CSAA.

“Senior Notes” means the notes to be issued (or Facility Agreement to be entered into in the case of a “term loan B” financing that we have elected to be treated as an Indenture) pursuant to any Indenture.

“Signing Date” has the meaning given in Schedule A of the CSAA.

“Sponsor” means Cheniere Energy, Inc. a corporation organized under the laws of the State of Delaware.

“Subordinated Debt” means any unsecured debt or obligation that ranks subordinate in right of payment to the Notes on the basis set forth in a subordination agreement in a form attached to the Common Terms Agreement, and if no Loans or Senior Debt Commitments remain outstanding, in the form attached to this Indenture.

“Subsequent Material Project Agreements” has the meaning given in Schedule A of the CSAA.

“Subsidiary” has the meaning given in Schedule A of the CSAA.

“Substantial Completion” has the meaning given in the EPC Contract (T1/T2).

“Supplemental Quantities” has the meaning given in Schedule A of the CSAA.

“Tax Sharing Agreement” has the meaning given in Schedule A of the CSAA.

“Taxes” has the meaning given in Schedule A of the CSAA.

“Technology License Agreement (T1/T2)” has the meaning given in Schedule A of the CSAA.

“Term Lenders” has the meaning given in Schedule A of the CSAA.

“Term Loan Availability Period” means the availability period under any then-existing Facility Agreement.

“Term Loan Facility Agreement” means the Amended and Restated Term Loan Facility Agreement dated as of May 22, 2018, among Cheniere Corpus Christi Holdings, LLC, as Borrower, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P., and Corpus Christi Pipeline GP, LLC, as Guarantors, the lenders party thereto from time to time and Société Générale, as Facility Agent, or a replacement thereof.

“Title Policy” has the meaning given in Schedule A of the CSAA.

“TGP Precedent Agreement” has the meaning given in Schedule A of the CSAA.

“Trafigura LNG SPA” has the meaning given in Schedule A of the CSAA.

“Train” means an LNG liquefaction train.

“Train One” means LNG Train 1 (as defined in the EPC Contract (T1/T2)).

“Train Two” means LNG Train 2 (as defined in the EPC Contract (T1/T2).

“Train Three” means LNG Train 3 (as defined in the EPC Contract (T3).

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“Trustee” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unmatured Event of Default” means an event that, with the giving of notice or lapse of time or making of a determination, would constitute an Event of Default.

“United States” or “U.S.” means the United States of America.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Debt;

(b)

except as permitted in Section 4.13, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)

is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Working Capital Debt” means senior secured or unsecured Indebtedness (which, if secured, shall constitute Senior Debt), under one or more working capital facilities, for working capital purposes (including in the forms of undrawn commitments, outstanding indebtedness and the issuance of letters of credit from time to time).

Section 1.02 Other Definitions.

Term	Defined in Section
“Accession Agreement”	10.02
“Applicable Expansion Debt Assets”	4.09
“Applicable Tax Law”	7.02
“Asset Sale Offer”	3.09
“Authentication Order”	2.04
“Blocked Person”	4.44
“Call Date”	3.07
“Called Principal”	3.07
“Cessation Notice”	6.04
“Change of Control Offer”	4.17
“Change of Control Payment”	4.17
“Change of Control Payment Date”	4.17

Term	Defined in Section
“Control”	4.44
“Controlled Entity”	4.44
“Covenant Defeasance”	8.03
“Declared Event of Default”	6.02
“Discounted Value”	3.07
“Event of Default”	6.01
“Excess Loss Proceeds Offer”	3.09
“Excess Loss Proceeds”	4.19
“Excess Proceeds”	4.12
“Expansion”	4.11
“Expansion Equity Funding Commitment”	4.11
“Expansion Senior Debt”	4.09
“Export Authorization Remediation”	4.21
“Fundamental Modification”	9.03
“Indenture LNG SPA Prepayment Event”	4.21
“Indenture Payment Default”	6.01
“Legal Defeasance”	8.02
“LNG SPA Mandatory Offer”	3.09
“LNG SPA Mandatory Prepayment Amount (CTA Calculation)”	4.21
“LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)”	4.21
“LNG SPA Mandatory Offer Amount”	4.21
“Make-Whole Price”	3.07
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.05
“PLD Excess Proceeds”	4.20
“PLD Excess Proceeds Offer”	3.09
“Purchase Date”	3.09
“Qualifying LNG SPA”	4.29
“Registrar”	2.05
“Reinvestment Yield”	3.07
“Remaining Average Life”	3.07
“Remaining Scheduled Payments”	3.07
“Replacement Indenture Qualifying LNG SPA”	4.29
“Replacement Senior Debt”	4.09
“Reported	3.07
“Rule 144A Information”	4.03

Term	Defined in Section
“Settlement Date”	3.07
“Sharing Arrangement”	4.28
“Successor Guarantor”	11.04
“U.S. Economic Sanctions Laws”	4.44

Section 1.03 [Reserved].

Section 1.04 Rules of Construction.

(a) Unless the context otherwise requires:

(1) the table of contents and headings are for convenience only and shall not affect the interpretation of the Indenture;

(2) unless otherwise specified, references to articles, sections, clauses, appendices, exhibits, schedules or annexes are references to articles, sections, clauses, appendices, exhibits, schedules or annexes to this Indenture;

(3) references to any party to this Indenture or any other document or agreement shall include its successors and permitted transferees and assigns;

(4) an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

(5) “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law;

(6) unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;

(7) any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization;

(8) the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;

(9) any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;

(10) in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;

(11) a term has the meaning assigned to it;

(12) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(13) “or” is not exclusive;

(14) “including” means “including without limitation” whether or not stated;

(15) words in the singular include the plural, and in the plural include the singular;

(16) “will” shall be interpreted to express a command and shall be construed to have the same meaning and effect as the word “shall”;

(17) provisions apply to successive events and transactions;

(18) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(19) references to any document, agreement or instrument means such document, agreement or instrument as it may be amended, amended and restated or otherwise modified in accordance with its terms.

(b) Any references herein to “this Indenture,” is a reference to this indenture as described in the first paragraph hereof. References in this Indenture to “an Indenture,” “any Indenture,” or “the Indenture” and to “Senior Notes” and “the Senior Notes,” are references to the defined terms “Indenture” and “Senior Notes” in the CSAA. For purposes of the CSAA, this Indenture is an “Indenture,” and the Notes will be “Senior Notes.”

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) Definitive Notes. The Notes will be issued initially in Definitive Note form. Notes issued in Definitive Note form will be substantially in the form of Exhibit A. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02 Interest and Principal on the Notes.

(a) Interest shall accrue on the outstanding principal balance of the Notes at a rate of 3.52% per annum and shall be payable in arrears on each Indenture Payment Date in accordance with the Payment Schedule.

(b) Unless all of the Notes have been redeemed pursuant to Section 3.07 and subject to proportional reduction in the event the Notes are redeemed in part, in each case as of a particular Indenture Payment Date, the principal amount specified as being payable on an Indenture Payment Date as set forth in the Payment Schedule and accrued and unpaid interest shall be paid on each such Indenture Payment Date. Each Holder will receive its pro rata share of such payments. Each Holder will deliver to the Paying Agent all the Notes registered in its name at the time of final payment in full of all amounts due in respect thereof, within a reasonable period of time after such final payment.

Section 2.03 Adjustment to Payment Schedule.

The Payment Schedule shall be appropriately adjusted (whereby scheduled payments of principal and interest set out in the Payment Schedule are decreased in a pro rata manner) in any circumstance in which Notes are redeemed, repaid or prepaid by the Company in accordance with this Indenture, and a supplemental indenture shall be entered into in respect of such adjusted Payment Schedule. For clarity, any amendments to the Payment Schedule undertaken pursuant to and in accordance with this Section 2.03 do not require approval of the Holders.

Section 2.04 Execution and Authentication.

At least one Authorized Officer must sign the Notes for the Company by manual or facsimile signature or as otherwise provided for by Section 13.15 hereof.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee or as otherwise provided for by Section 13.15 hereof. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by at least one Authorized Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.09.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

The Notes shall be treated as a single class for all purposes under this Indenture.

Section 2.05 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent.

Section 2.06 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.07 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company on its own behalf and on behalf of the Guarantors will furnish to the Trustee at least seven (7) Business Days before each Indenture Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.08 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.08(a), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.08(a).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver to the Registrar a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver to the Registrar a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver to the Registrar a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(b) Private Placement Legend. The following legend will appear on the face of all Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Except as permitted by subparagraph (2) below, each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH CHENIERE CORPUS CHRISTI HOLDINGS, LLC OR ANY OF ITS AFFILIATES WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO CHENIERE CORPUS CHRISTI HOLDINGS, LLC, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR”, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT

PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO CHENIERE CORPUS CHRISTI HOLDINGS, LLC’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(2) Notwithstanding the foregoing, any Definitive Note issued pursuant to subparagraph (a)(2) of this Section 2.08 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(c) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.04 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.12, Section 3.06, Section 3.09, Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 and Section 9.06).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Definitive Notes issued upon any registration of transfer or exchange of Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Indenture Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Definitive Notes in accordance with the provisions of Section 2.04.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted by facsimile or e-mail.

(9) All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered Holders.

(10) None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any security other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.09 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replacement Note is held by a “protected purchaser” under the uniform commercial code.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.11 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.12 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.13 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with the Trustee’s standard procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail, cause to be mailed or deliver via e-mail, to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND OFFERS TO PURCHASE NOTES

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least thirty (30) days but not more than sixty (60) days before a redemption date, it must furnish to the Trustee, at least ten (10) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(1) the Section of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the series, or more than one series, if applicable, of Notes to be redeemed;

(4) the principal amount of Notes to be redeemed;

(5) the redemption price; and

(6) the PPN number of the Notes to be redeemed.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, or less than all of the Notes of a particular series are to be redeemed, in each case, the Trustee will select Notes for redemption pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate and, if applicable, with such adjustments that may be deemed appropriate by the Trustee so that only Notes in denominations of $100,000 or whole multiples of $1,000 in excess thereof will be purchased unless otherwise required by law or applicable stock exchange requirements; provided that if only Notes of a particular series are to be redeemed, such selection by the Trustee shall be limited to Notes of such series.

No Notes of $100,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than ten (10) nor more than sixty (60) days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in the amount of $100,000 or a whole multiple of $1,000 thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least ten (10) days but not more than sixty (60) days before a redemption date, the Company will mail or cause to be mailed, by first class mail, or deliver via e-mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed, or delivered via e-mail, more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the PPN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least forty-five (45) days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered via e-mail in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

At least one Business Day prior to the redemption date, the Company will deposit or will cause to be deposited with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Indenture Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

At any time or from time to time prior to June 30, 2039 (the “Call Date”), the Company may, at its option, redeem all or a part of the Notes, at a redemption price equal to the Make-Whole Price plus accrued and unpaid interest on such Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Indenture Payment Date that is on or prior to the redemption date, without duplication).

“Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such Notes, without any premium, penalty or charge; and

(2) the Discounted Value of such Notes.

For the purposes of determining the Make-Whole Price, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 3.07 or has become or is declared to be immediately due and payable pursuant to Section 6.03, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.07 or Section 6.03.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 3.07 or has become or is declared to be immediately due and payable pursuant to Section 6.03, as the context requires.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

At any time on or after the Call Date, the Company may, at its option, redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of holders of record on the relevant record date to receive interest due on an Indenture Payment Date that is on or prior to the redemption date, without duplication).

Section 3.08 Open Market Purchases; No Mandatory Redemption or Sinking Fund.

The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds, Excess Loss Proceeds, PLD Excess Proceeds and LNG SPA Mandatory Offer Amount.

In the event that, pursuant to Section 4.12, Section 4.19, Section 4.20, or Section 4.21, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer,” an “Excess Loss Proceeds Offer” a “PLD Excess Proceeds Offer” or a “LNG SPA Mandatory Offer” respectively), it will follow the procedures specified below.

The Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, shall be made to all Holders and all holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem or requirements to prepay (i) with the proceeds of sales of assets, (ii) with the proceeds of an event of loss, (iii) with the proceeds of PLD Excess Proceeds, or (iv) as a result of LNG SPA prepayment events, to purchase, redeem or repay, as applicable, the maximum principal amount of Notes and such other Senior Debt that may be purchased, redeemed or repaid out of such proceeds. The Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, with respect to all Holders will remain open for a period of at least twenty (20) Business Days following its commencement and not more than thirty (30) Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds, Excess Loss Proceeds, PLD Excess Proceeds or LNG SPA Mandatory Offer Amount, as applicable (the “Offer Amount”), to the purchase of Notes and such other Senior Debt (on a pro rata basis, if applicable, pursuant to the pro rata payment provisions in the CSAA) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable. Payment for any Notes so purchased will be made in the same manner as interest payments are made hereunder.

If the Purchase Date is on or after an interest record date and on or before the related Indenture Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable.

Upon the commencement of an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, the Company will send, by first class mail or via e-mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will state:

(1) that the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, is being made pursuant to this Section 3.09 and Section 4.12, Section 4.19, Section 4.20, or Section 4.21, as applicable, and the length of time the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will cease to accrete or accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, may elect to have Notes purchased in integral multiples of $100,000 and integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have Notes purchased pursuant to an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three (3) days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Senior Debt tendered by Holders thereof or required to be prepaid, exceeds the Offer Amount, the Notes, and such other Senior Debt, shall be purchased on a pro rata basis as determined pursuant to the CSAA and the Trustee will select the Notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Trustee shall deem fair and appropriate; and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five (5) days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, on the Purchase Date.

Section 3.10 Allocation of Partial Redemptions.

In the case of each partial redemption of the Notes pursuant to Section 3.09, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company and each Guarantor will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Payment Schedule. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will (a) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 0.5% per annum in excess of the then applicable interest rate on the Notes to the extent lawful and (b) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.05.

Section 4.03 Reporting Requirements.

(a) If the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company will file with the Trustee, within fifteen (15) days after the Company files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company will, so long as any Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, furnish to the Trustee and to the Holders and beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) (“Rule 144A Information”), if at the time of such request the Company is not a reporting company under Section 13 or Section 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

(c) So long as any of the Notes are outstanding, the Company will furnish or cause to be furnished to the Trustee:

(1) (a) within sixty (60) days following the end of the first three fiscal quarters of each fiscal year, consolidated unaudited statements of income and cash flows of the Company for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and (b) within one hundred and twenty (120) days after the end of each fiscal year, its consolidated annual financial statements, audited by the Independent Accountants, in each case prepared in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of Notes and normal year-end audit adjustments.

(2) copies of any notice to the Company or any Subsidiary thereof from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect, such copies to be furnished promptly, and in any event within thirty (30) days of receipt thereof;

(3) notification of resignation or replacement of the Obligors’ auditors and any further information as the Holders may request, such notification to be furnished within twenty (20) days following such resignation or replacement and

(4) within fifteen (15) days after such documents become available, copies of each financial statement (except to the extent to be provided pursuant to clause (c)(1) above), any report delivered to Senior Creditors pursuant to Sections 10.3(b), 10.3(c), 10.3(p), 10.4, 10.6 or 10.7 of the Common Terms Agreement, or any notice of an Event of Default (as defined in the CSAA) sent by the Company or any Subsidiary thereof to the Company’s Senior Creditors under any Senior Debt Instrument; and

(5) Such other information data and information relating to the business, operations, affairs, financial condition, assets or other properties of the Company or any of its Subsidiaries (including, to the extent applicable, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Trustee or any Holder, such data or information to be furnished with reasonable promptness; provided that, unless an Event of Default has occurred and is Continuing, the Company shall only be required to provide such requested information if such information was required to be provided to any of its Senior Creditors under any other Senior Debt Instrument.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(e) Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this Section 4.03 shall be deemed filed, delivered or furnished to Holders if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

(f) The Company shall permit each Holder:

(1) No Default. If no Unmatured Event of Default or Event of Default then exists, at the expense of such Holder and upon thirty (30) days’ prior notice to the Obligors, to visit the principal executive office of any Obligor, to discuss the affairs, finances and accounts of any Obligor and any Subsidiaries thereof with such Obligor’s officers, and (with the consent of such Obligor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of such Obligor, which consent will not be unreasonably withheld) to visit the other offices and properties of any Obligor and any Subsidiary thereof; provided, that under no circumstances shall such visit occur more than twice a year collectively for all Holders (and such visits shall be reasonably spaced within the applicable period), and any such visit shall be subject to such Holder entering into a confidentiality agreement with the Obligors prior to any such visit.

(2) Default. If an Unmatured Event of Default or Event of Default then exists, at the expense of the Obligors, to visit and inspect any of the offices or properties of the Obligors or any Subsidiary thereof, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and Subsidiaries thereof), all at such times and as often as may be requested; provided, that any such visit shall be subject to such Holder entering into a confidentiality agreement with the Obligors prior to any such visit.

(3) Any visits by the Holders shall be granted only during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Obligors or the Project Facilities in any respect. All such visits must be coordinated among Holders who shall be required to conduct visits collectively and shall also, if requested by the Company, be coordinated with the other Senior Creditor Group Representatives of the Company under its other Senior Debt Instruments.

Section 4.04 Compliance Certificate.

(a) The Company will deliver to the Trustee, accompanying its annual financial statements as described in Section 4.03 of this Indenture, a statement regarding compliance with this Indenture in an Officer’s Certificate also confirming that, to the signing officer’s knowledge, no Event of Default or Unmatured Event of Default has occurred and is Continuing which has not been waived, or, if the same has occurred, a description of any measures taken or proposed to be taken by the Company to address the same.

(b) So long as any of the Notes are outstanding, upon becoming aware of any Unmatured Event of Default or Event of Default, the Company is required to deliver to the Trustee an Officer’s Certificate specifying such Unmatured Event of Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

(c) Officer’s Certificates delivered pursuant to this Section 4.04 may be delivered to the Trustee via e-mail or posted to a website to which the Trustee has free access.

Section 4.05 Taxes.

Each of the Company and its Restricted Subsidiaries (or, for the purposes of this Section 4.05, if such entity is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP.

Section 4.06 Restricted Payments.

Restricted Payments by the Company or any Restricted Subsidiary may be made up to once monthly; provided that each of the following conditions has been satisfied:

(a) no Event of Default or Unmatured Event of Default has occurred and is Continuing or would occur as a result of such Restricted Payment;

(b) the Historical DSCR and the Projected Fixed DSCR, each for the Calculation Period, are both at least 1.25:1;

(c) the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount and the applicable debt service reserve requirements under any Senior Debt Instrument governing Expansion Senior Debt or Replacement Senior Debt, as applicable;

(d) Substantial Completion of Train 2 under EPC Contract (T1/T2) has occurred, as certified to the Trustee by the Independent Engineer;

(e) no LNG SPA Mandatory Prepayment or Indenture LNG SPA Prepayment Event, as the case may be, has occurred and is continuing in respect of which the LNG SPA Mandatory Offer required by the occurrence of such event in accordance with Section 4.21 has not been made and all tendered Notes purchased; and

(f) the Trustee has received a certificate from an Authorized Officer of the Company confirming that each of the conditions set forth in clauses (a) through (e) above has been satisfied and setting forth the calculation of Historical DSCR and Projected Fixed DSCR in clause (b) above.

Section 4.07 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

(A) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.07(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing existing Indebtedness as in effect on the Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Notes Issue Date;

(2) the Finance Documents;

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.07(a);

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Indebtedness permitted pursuant to Section 4.08, including Replacement Senior Debt; provided that in the case of Replacement Senior Debt the restrictions contained in the agreements governing such Replacement Senior Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred pursuant to Section 4.14 that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of the Company, Holdco or the applicable Restricted Subsidiary, which limitation is applicable only to the assets that are the subject of such agreements;

(10) Permitted Hedging Instruments; or

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.08 Limitation on Indebtedness.

The Company will not and will not permit any of its Restricted Subsidiaries to incur Indebtedness, and will not permit any Restricted Subsidiary to issue preferred stock; provided that the Company and/or any of its Restricted Subsidiaries may incur Indebtedness and Restricted Subsidiaries of the Company may issue preferred stock if one of the following conditions have been satisfied:

(a) The Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding, after giving effect to the incurrence of such Indebtedness, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Indenture Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); or

(b) The Company has obtained and delivered to the Trustee a Rating Reaffirmation in respect of the Notes after giving effect to the incurrence of such Indebtedness; or

(c) If falling within any of the categories in paragraphs (1) through (17) below (for the avoidance of doubt, including any Additional Senior Debt, incurred in accordance with the provisions described under Section 4.09):

(1) Senior Debt, including the Initial Senior Debt and any Additional Senior Debt, incurred in accordance with Section 4.09;

(2) Indebtedness expressly contemplated by a Finance Document to which the Trustee is a party;

(3) Indebtedness incurred in the ordinary course of business pursuant to a Material Project Agreement;

(4) Subordinated Debt;

(5) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Senior Debt Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (c)(5);

(6) Indebtedness incurred under Permitted Hedging Instruments not covered under clause (c)(1);

(7) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(8) purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $100,000,000 in the aggregate outstanding at any one time to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that, if such obligations are secured, they are secured only by Liens upon the assets being financed;

(9) other unsecured Indebtedness in an aggregate amount not to exceed $100,000,000 for general corporate purposes, including all Permitted Refinancing Indebtedness thereof;

(10) other unsecured Indebtedness in an aggregate amount not to exceed $400,000,000 to finance Permitted Development Expenditures, an Expansion or any other Development Expenditures, including all Permitted Refinancing Indebtedness thereof;

(11) to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(12) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(13) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Finance Documents or Material Project Agreements;

(14) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(15) trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which (i) is not more than 90 days past due or (ii) is being contested in good faith and by appropriate proceedings;

(16) Indebtedness in an amount not to exceed $250,000,000 to finance restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof; and

(17) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries in the ordinary course of business.

For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to the paragraphs (c)(1) through (17) of this covenant, the Company will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, or the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment of Indebtedness constituting Senior Debt is included in Senior Debt Obligations of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(1) the Fair Market Value of such asset at the date of determination;

(2) the amount of the Indebtedness of the other Person; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.09 Incurrence of Senior Debt.

(a) Working Capital Debt. For so long as no Event of Default or Unmatured Event of Default has occurred and is Continuing or would occur after giving effect to the incurrence of the Working Capital Debt, the Company may incur Working Capital Debt in an amount that, at any point in time, does not in the aggregate exceed the sum of (a) $250,000,000 plus (b) the aggregate amount of working capital that the Company reasonably expects will need to be available to the Development (including pursuant to letters of credit) in order to purchase, transport or store Gas and/or meet credit support requirements under Gas purchase, transport or storage agreements in order to supply the LNG amounts contemplated under all LNG SPAs then in effect, plus (c) an amount equivalent to the then-applicable Reserve Amount required to be deposited in the Senior Debt Service Reserve Account pursuant to Section 4.5 of the CSAA or, if there is no requirement to fund the debt service reserve account with respect to the then-outstanding Senior Debt Obligations, an amount equal to the Reserve Amount that would have been then applicable had such requirement existed.

In connection with the incurrence of any Working Capital Debt:

(1) the provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the CSAA and the Common Terms Agreement and the Intercreditor Agreement, if such agreements are still outstanding, and shall share pari passu in the Collateral; and

(2) in respect of Working Capital Debt that is secured, the Intercreditor Agent shall have received a certificate from an Authorized Officer at least five (5) days prior to the incurrence of such Working Capital Debt that (i) identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt, and (ii) attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt.

(b) Replacement Senior Debt. At any time and from time to time, the Company may incur replacement senior debt (“Replacement Senior Debt”), so long as:

(1) in the case of any Replacement Senior Debt to be incurred following the first Date of First Commercial Delivery that occurs under any Initial LNG SPA which has designated Train Two as a designated Train, the Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of the Replacement Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction (or if the Date of First Commercial Delivery has occurred with respect to all Trains, the first Indenture Payment Date to occur after the date of incurrence of such Replacement Senior Debt) through the terms of such Qualifying LNG SPAs (with such ratio being calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the applicable Senior Debt Commitments); and

(2) the Replacement Senior Debt is incurred for the permitted refinancing or prepayment in whole or in part of existing Senior Debt including by way of renewal, replacement, redemption or discharge thereof, (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid

Senior Debt, as applicable (including without duplication (i) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (ii) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (iii) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)), or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender).

Any provider of Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) will accede as a Senior Creditor to the CSAA and will share pari passu in the Collateral.

(c) Expansion Senior Debt. The Company may incur Senior Debt to finance a Permitted Development Expenditure or Expansion (“Expansion Senior Debt”), as the case may be, so long as each of the following conditions is satisfied and the Company shall have delivered to the Trustee a certificate from an Authorized Officer certifying that such conditions have been satisfied:

(1) if the Expansion Senior Debt is incurred to fund Permitted Development Expenditures, (i) the design, development, construction and operation of such Permitted Development Expenditure is permitted by Section 4.10 and (ii) the aggregate amount of Expansion Senior Debt used or to be used for Permitted Development Expenditures falling into categories (b) and (c) of the definition thereof is less than $300,000,000;

(2) if the Expansion Senior Debt is incurred to fund an Expansion, the design, development, construction and operation of such Expansion is permitted by Section 4.11;

(3) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(4) in the event any Train, LNG SPA or engineering, construction and procurement contract related to the Train or Trains being financed with the proceeds of such Expansion Senior Debt (such Train, LNG SPA and engineering, construction and procurement contract, the “Applicable Expansion Debt Assets”) are not part of the Collateral, prior to the incurrence of such Expansion Senior Debt, the applicable Obligor will deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable Expansion Debt Assets to the Security Interests at the time such Expansion Senior Debt is incurred;

(5) any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder (or, for any new Required LNG SPA related to LNG to be produced from the Expansion, remain subject only to customary conditions that could be satisfied upon taking an investment decision with respect to the Expansion);

(6) if the Expansion Senior Debt is incurred to fund an Expansion, the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of Expansion Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and incremental Qualifying LNG SPAs entered into in respect of sales of LNG associated with the Expansion, and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction or with respect to which the Expansion Senior Debt is being incurred, through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Expansion Senior Debt);

(7) if the Expansion Senior Debt is incurred to fund an Expansion:

(A) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, the Company has obtained the consent of the Facility Lenders pursuant to Section 6.5 of the Common Terms Agreement if such consent is required under the Common Terms Agreement or a Facility Agreement prior to the incurrence of Expansion Senior Debt; or

(B) the Company has obtained and delivered to the Trustee a Rating Reaffirmation in respect of the Notes on the basis of the incurrence of such Expansion Senior Debt;

(8) the final maturity date of the Expansion Senior Debt is no earlier than the latest “guaranteed substantial completion date” set forth in the applicable engineering, procurement and construction contract for that part of the Development associated with the applicable Train or Trains forming part of such Expansion; and

(9) the Expansion Senior Debt does not benefit from any security or guarantee from the Obligors or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

Section 4.10 Permitted Development Expenditures.

The Company and any of its Restricted Subsidiaries may make Development Expenditures that qualify as Permitted Development Expenditures. In addition, for the avoidance of doubt, a Development Expenditure may also be made in connection with an Expansion or as a result of permitted modifications of an engineering, procurement and construction contract.

Section 4.11 Expansions.

(a) Expansions. The Company and any of its Restricted Subsidiaries, subject to satisfaction of the conditions set forth in Section 4.11(b) below, will have the right to modify existing facilities, and to construct the following additional facilities, including acquiring land for the location of such additional facilities:

(1) one or more Trains (in addition to Train One, Train Two and Train Three) and related storage, transportation, loading, unloading and other facilities and equipment;

(2) other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG, including modifications of the then-existing facilities to provide regasification or bi-directional production service;

(3) expansion of existing pipelines or construction of new pipelines, and related infrastructure;

(4) other modifications of then-existing Project Facilities; and

(5) the construction of Project Facilities or other infrastructure pursuant to a Sharing Arrangement permitted under Section 4.28;

(such expansions and/or modifications (and which in each case are not Permitted Development Expenditures) are referred to as “Expansions” and each an “Expansion”); provided that, notwithstanding the conditions set forth in Section 4.11(b) below, the Company and any of its Restricted Subsidiaries may at any time (a) conduct front-end engineering, development and design work using Equity Funding; (b) prepare and submit applications for Permits related to any such Expansion; (c) undertake early works and/or pre-construction activities; and (d) enter into a construction contract or construction contracts with respect to the development of Trains, and related loading, transportation and storage facilities, that contain obligations and liabilities not exceeding $50,000,000.

(b) Conditions to Expansion. The Company and any of its Restricted Subsidiaries may exercise their foregoing rights in relation to an Expansion if the following conditions are satisfied and the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) the Company has provided to the Trustee a funding plan covering the full amount of costs in respect thereof in order to achieve substantial completion of each Train, as applicable, forming part of such Expansion, a budget and construction schedule of the Expansion, with an appropriate contingency and identifying the source of funds to cover such costs (being permitted Expansion Senior Debt, additional funding (including contributions in the form of Subordinated Debt or Equity Funding) from the Sponsor under an equity commitment agreement (“Expansion Equity Funding Commitment”) and/or Development-generated funds that are projected by the Company to be freely available for Restricted Payments as set forth in sub-clause (6)(C) below);

(2) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that no Material Adverse Effect will occur, or would reasonably be expected to occur, as a result of the implementation of such proposed Expansion (including, without limitation, the construction, ownership or operation thereof), as the case may be;

(3) the Independent Engineer shall have certified to the Trustee that it has reviewed and concurs with the Company’s cost estimate under clause (1) above and the Company’s certification in clause (2) above;

(4) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that:

(A) all material Permits from a Governmental Authority required in respect of the implementation of such proposed Expansion (excluding any FERC order or Export Authorizations which are addressed in sub-clauses (B) and (C) below) have been obtained or the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to construction of the Expansion;

(B) a FERC order with respect to the Expansion: (i) has been obtained (ii) is in full force and effect, and (iii) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(C) each Export Authorization in respect of the quantum of sales contemplated in connection with the Expansion: (i) has been obtained, (ii) is in full force and effect and (iii) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(D) the Company has used reasonable commercial efforts to obtain insurance with respect to the proposed Expansion consistent with the requirements of Section 4.23 taking into account the type and value of the Expansion; and

(E) the engineering, procurement and construction contract associated with the proposed Expansion is in effect and no material payment default exists thereunder;

(5) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(6) if the funding plan delivered under clause (1) above for any Expansion contemplates that:

(A) Expansion Senior Debt is a source of funding, then (i) such Senior Debt is permitted under Section 4.09(c) and (ii) the cost of such Expansion that is not covered by Expansion Senior Debt is covered by Expansion Equity Funding Commitments as described in sub-clause (B) below and/or Development-generated funds meeting the requirements under sub-clause (C) below;

(B) Expansion Equity Funding Commitments are a source of funding, then the commitment of the Sponsor to provide such Expansion Equity Funding Commitments is set forth in an irrevocable equity commitment agreement in substantially the form of the CEI Equity Contribution Agreement and the Company’s rights under such funding commitments have been assigned to the Security Trustee for the benefit of the Senior Creditors, and the Obligors have obtained a direct agreement with the Security Trustee in respect of each such funding commitment from the entity providing such funding commitment; and

(C) Development-generated funds are a source of funding, then such funds are projected by the Company to be freely available for Restricted Payments (taking into account the condition to the making of Restricted Payments in Section 4.06(b), but no others), such projection to be detailed, based on reasonable assumptions and certified by an Authorized Officer to the Trustee. This certification will not require any further determination by the Trustee.

Section 4.12 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless each of the following conditions are satisfied and the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 90% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Authorized Investments or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the most recent consolidated balance sheet (or as would be shown on the Company’s consolidated balance sheet as of the date of such Asset Sale) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor; and

(B) any securities, Notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Authorized Investments within ninety (90) days after such Asset Sale, to the extent of the cash or Authorized Investments received in that conversion.

(b) Within three hundred and sixty (360) days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1) to repay any Senior Debt in accordance with the applicable Senior Debt Instrument; or

(2) to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets); provided that (i) such capital expenditure or purchase is consummated within the later of (x) three hundred and sixty (360) days after the receipt of the Net Cash Proceeds from the related Asset Sale and (y) one hundred and eighty (180) days after the date of such binding agreement and (ii) if such capital expenditure or purchase is not consummated within the period set forth in subclause (i), the amount not so applied will be deemed to be Excess Proceeds.

(c) Pending the final application of any Net Cash Proceeds, the Company or the applicable Restricted Subsidiary may reduce Working Capital Debt or other revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d) An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs of this Section 4.12 will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $200,000,000, then within ten (10) Business Days after such date, the Company will make an Asset Sale Offer in accordance with Section 3.09. The offer price or prepayment amount in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 5.01 and not by the provisions of this Section 4.12.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.12, or compliance with the provisions of Section 3.09 or this Section 4.12 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.12 by virtue of such compliance.

(g) If the Trustee, on behalf of the Holders, receives any Net Cash Proceeds applied to the prepayment of Senior Debt and this Indenture does not require the Company to make an Asset Sale Offer pursuant to this Section 4.12, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(h) Pending their application all Net Cash Proceeds while held by the Company in an Account will be invested as Authorized Investments in which the Security Trustee has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Excess Proceeds on the terms set forth in the Indenture and the Security Documents.

Section 4.13 Transactions with Affiliates.

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or agreement with or for the benefit of any of their Affiliates involving aggregate payments or consideration in excess of $25,000,000 except for:

(a) transactions or agreements required by applicable law or regulation;

(b) transactions or agreements required or contemplated by the CSAA;

(c) transactions or agreements contemplated by any Material Project Agreement and entered into in the ordinary course of business (but not the entering into of a Material Project Agreement or an agreement that, pursuant to the terms of this Indenture, becomes a Material Project Agreement);

(d) the CMI (UK) LNG SPAs, the Gas and Power Supply Services Agreement and the Tax Sharing Agreements;

(e) transactions or agreements undertaken on fair and commercially reasonable terms that are not less favorable in the aggregate to the Company or such Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Board of Directors of the Company to be fair and reasonable);

(f) transactions or agreements between or among the Company and/or its Restricted Subsidiaries;

(g) Subordinated Debt between or among the Company and/or its Restricted Subsidiaries and any of their Affiliates;

(h) any Sharing Arrangement with an Affiliate of the Company; provided, that the terms of such agreement provide for the recovery by the Company or its Restricted Subsidiary, as the case may be, of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and the Company or such Restricted Subsidiary has entered into the required Security Documents in respect of its rights under such agreements;

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or a Restricted Subsidiary, as the case may be, in the ordinary course of business and payments pursuant thereto;

(j) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(k) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(l) Permitted Investments, including those permitted under Section 4.06;

(m) Permitted Payments;

(n) any contracts, agreements or understandings existing as of the Notes Issue Date, and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents to which the Trustee is a party;

(o) any assignment, novation or transfer of the CMI (UK) LNG SPAs to an Affiliate of the Company or any of its Restricted Subsidiaries; and

(p) any arrangements entered into in accordance with the provisions in Section 4.27 and Section 4.28.

Prior to entering into any agreement with an Affiliate pursuant to clause (e) above, and involving aggregate consideration in excess of $50,000,000, the Company shall deliver to the Trustee a certificate from an Authorized Officer of the Company as to the satisfaction of the applicable condition set forth in such clause (e).

Section 4.14 Liens.

Subject to Section 3 of the CSAA, the Company will not and will not permit any of its Restricted Subsidiaries to assume, incur, permit or suffer to exist any Lien on any of their assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 4.15 Nature of Business.

The Company will not, and will not permit any of its Restricted Subsidiaries to engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.16 Maintenance of Existence.

Subject to Section 5.01, the Company and each Guarantor shall do all things necessary to maintain: (a) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Development. Each of the Company and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Holders.

Section 4.17 Change of Control.

(a) If a Change of Control Triggering Event occurs and the exceptions set forth in Section 4.17(e) do not apply, the Company will be required to make an offer to repurchase all of the Notes (a “Change of Control Offer”) for payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to the date of repurchase (“Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than thirty (30) days following any Change of Control, the Company will mail, or deliver via e-mail, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.17 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or delivered via e-mail;

(3) that any Note not tendered will continue to accrete or accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrete or accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.17, or compliance with this Section 4.17 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.17 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five (5) days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof.

(c) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to the date of redemption.

(e) Notwithstanding anything to the contrary in this Section 4.17, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 with respect to a redemption of Notes pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(f) If the Change of Control Payment Date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

Section 4.18 [Reserved].

Section 4.19 Events of Loss.

(a) If an Event of Loss (other than a Catastrophic Casualty Event) has occurred, Insurance Proceeds and Condemnation Proceeds, as applicable, received by the Company or any Restricted Subsidiary as a result thereof will be applied to rebuilding, repairing, replacing or constructing improvements to the Project Facilities, with no obligation to make any purchase of Notes.

(b) If an Event of Loss is a Catastrophic Casualty Event, then within one hundred and twenty (120) days following the Catastrophic Casualty Event of Loss, the Company will deliver to the Trustee:

(1) a written confirmation from a reputable contractor or engineer that the Project Facilities can be rebuilt, repaired, replaced or constructed and operating within five hundred and forty (540) days following the time such proceeds are received; and

(2) a certificate from an Authorized Officer certifying that the applicable entity has available from Insurance Proceeds or Condemnation Proceeds, as applicable, cash on hand, projected Cash Flow taking into account the impact of such event, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under Section 4.08 to complete the rebuilding, repair, replacement or construction described in Section 4.19(a) and to pay debt service on its Indebtedness during the repair and restoration period.

(c) If a Catastrophic Casualty Event has occurred, but (i) the confirmation in Section 4.19(b)(1) and Section 4.19(b)(2) is not provided within the required one hundred and twenty (120) days or (ii) if provided, any Insurance Proceeds or Condemnation Proceeds received in connection therewith are not reinvested (or committed for investment by the Company or any Restricted Subsidiary) within the required five hundred and forty (540) days, such proceeds will be deemed “Excess Loss Proceeds”.

(d) If on any date the aggregate amount of Excess Loss Proceeds exceeds $500,000,000, then within fifteen (15) Business Days after such date, the Company will make an Excess Loss Proceeds Offer in accordance with Section 3.09. Such purchase, redemption or repayment will be subject to the pro rata payment provisions in the CSAA. The offer price or prepayment amount in any Excess Loss Proceeds Offer will be equal to 100% of the principal amount of the Notes plus accrued but unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain unapplied after consummation of an Excess Loss Proceeds Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Excess Loss Proceeds Offer, the amount of Excess Loss Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.19, or compliance with the provisions of Section 3.09 or this Section 4.19 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.19 by virtue of such compliance.

(f) If the Trustee, on behalf of the Holders, receives any Insurance Proceeds or Condemnation Proceeds applied to the prepayment of Senior Debt and this Indenture does not require the Company to make an Excess Loss Proceeds Offer pursuant to this Section 4.19, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(g) Pending their application all Insurance Proceeds and Condemnation Proceeds while held by the Company in an Account will be invested as Authorized Investments in which the Security Trustee has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Insurance Proceeds and Condemnation Proceeds on the terms set forth in the Indenture and the Security Documents.

Section 4.20 Performance Liquidated Damages.

(a) If no Loans or Senior Debt Commitments in connection therewith are outstanding and the Company or a Restricted Subsidiary has received Performance Liquidated Damages, measured following the Substantial Completion of the last Train to be completed within the Project Facilities contemplated under the EPC Contract (T1/T2), it shall use such Performance Liquidated Damages, within one hundred and eighty (180) days following receipt thereof (or two hundred and seventy (270) days if a commitment to complete, repair, refurbish or improve the Project Facilities is entered within one hundred and eighty (180) days following the receipt of such proceeds) to:

(1) complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline; or

(2) repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline.

(b) Any Performance Liquidated Damages that are not applied in the manner and within the time periods set forth in the foregoing paragraph will be deemed “PLD Excess Proceeds.”

(c) If on any date the aggregate amount of PLD Excess Proceeds exceeds $10,000,000, then within ten (10) Business Days after such date, the Company shall make a PLD Excess Proceeds Offer in accordance with Section 3.09. The offer price in any PLD Excess Proceeds Offer will be equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, to, but excluding the date of purchase, and will be payable in cash. If any PLD Excess Proceeds remain after consummation of a PLD Excess Proceeds Offer, the Company may use those PLD Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each PLD Excess Proceeds Offer, the amount of PLD Excess Proceeds for the purposes of this paragraph will be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a PLD Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.20, or compliance with the provisions of Section 3.09 or this Section 4.20 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.20 by virtue of such compliance.

(e) If the Trustee, on behalf of the Holders, receives any Performance Liquidated Damages applied to the prepayment of Senior Debt and this Indenture does not require the Company to make a PLD Excess Proceeds Offer pursuant to this Section 4.20, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(f) Pending their application all Performance Liquidated Damages while held by the Company in an Account will be invested as Authorized Investments in which the Security Trustee has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Performance Liquidated Damages on the terms set forth in the Indenture and the Security Documents.

Section 4.21 LNG SPA Mandatory Offer.

(a) The Company shall make a LNG SPA Mandatory Prepayment as required by the Common Terms Agreement and, for purposes of implementing the pro rata payment of Senior Debt Obligations provisions of the CSAA, if either of the events set forth below occurs (each, an “Indenture LNG SPA Prepayment Event”), the Company will make an LNG SPA Mandatory Offer in accordance with Section 3.09 as set forth below:

(1) CCL breaches the LNG SPA maintenance covenant in Section 4.29; or

(2) with respect to a Required LNG SPA, a Required Export Authorization becomes Impaired and CCL does not (i) provide a remediation plan to the Trustee (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization or to modify its LNG SPA arrangements such that such Export Authorization is no longer a Required Export Authorization with respect to any or all of such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within thirty (30) days following such Impairment, and (ii) cause such Export Authorization Remediation to become effective within ninety (90) days following the occurrence of such Impairment, which period is automatically extended by an additional ninety (90) days to effect the Export Authorization Remediation if CCL certifies to the Trustee prior to the termination of the initial ninety (90) day period that (A) CCL is diligently pursuing its plan for the Export Authorization Remediation and (B) the Impairment of the Required Export Authorization could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; provided that if no Loans or Senior Debt Commitments in connection therewith remain outstanding, the maximum period within which CCL shall effect such Export Authorization Remediation under sub-clause (b)(ii) is three hundred and sixty (360) days.

(b) To the extent any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved any extension of the time period in which a remediation plan must be submitted or in which an Export Authorization Remediation must take effect, then the Company shall have the benefit of such extended period under this Indenture to submit such remediation plan or for such Export Authorization Remediation to take effect.

(c) For so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, the Company shall make an LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount as determined in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA Calculation)”).

(d) For so long as Loans or Senior Debt Commitments in connection therewith are outstanding but are less than $1 billion, the Company shall make a LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)”) equal to the greater of:

(1) the amount of the LNG SPA Mandatory Prepayment as required by the Common Terms Agreement; and

(2) the difference between:

(A) the aggregate principal amount of Senior Debt then outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments, less

(B) the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any Replacement Indenture Qualifying LNG SPAs entered into to replace any LNG SPAs whose termination triggered the Indenture LNG SPA Prepayment Event) and produces an Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

(e) For so long as there are no Loans or Senior Debt Commitments in connection therewith outstanding, the Company shall make an LNG SPA Mandatory Offer in accordance with Section 3.09 in an aggregate amount (such amount, the “LNG SPA Mandatory Offer Amount”) equal to:

(1) the aggregate principal amount of Notes and other Senior Debt then outstanding, less

(2) the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the Indenture LNG SPA Prepayment Event) and produces an Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

(f) The offer price in any LNG SPA Mandatory Offer will be equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, to but excluding the date of purchase and will be payable in cash.

(g) In the event that the principal amount of Notes tendered pursuant to the LNG SPA Mandatory Offer, together with accrued but unpaid interest thereon to, but excluding, the date of purchase, is:

(1) in the case of an LNG SPA Mandatory Offer made pursuant to Section 4.21(c) less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than Notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement;

(2) in the case of an LNG SPA Mandatory Offer made pursuant to Section 4.21(d) less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than Notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement; and

(3) in the case of an LNG SPA Mandatory Offer made pursuant to the Section 4.21(e), less than the LNG SPA Mandatory Offer Amount, the Company shall not have any further obligations with respect to such LNG SPA Mandatory Offer.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a LNG SPA Mandatory Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.21 or compliance with the provisions of Section 3.09 or this Section 4.21 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.21 by virtue of such compliance.

Section 4.22 Access.

The Company will and will cause each of its Restricted Subsidiaries to grant the Trustee or its designee from time to time, including during the pendency of an Unmatured Event of Default or an Event of Default, upon fifteen (15) days’ advance notice but no more than twice per calendar year (unless an Unmatured Event of Default or an Event of Default has occurred and is Continuing, in which case such access shall be granted upon reasonable prior written notice) reasonable access to all of its books and records and the physical facilities of the Development. All such inspections must be conducted during normal business hours, subject to the confidentiality arrangements pursuant to the confidentiality provisions of the CSAA, in a manner that does not disrupt the operation of the Development. So long as an Unmatured Event of Default or an Event of Default has occurred and is Continuing, the reasonable fees and documented expenses of such persons will be for the account of the Company.

Section 4.23 Insurance.

Each of the Company and its Restricted Subsidiaries will obtain and maintain insurance with financially sound insurers, in such form and amounts as necessary to insure the probable maximum loss for the Development, except where not available on commercially reasonable terms. The Company shall cause each insurance policy to name the Secured Parties and/or the Security Trustee on behalf of the Secured Parties as named insureds, and in the case of any property insurance, loss payees to the extent provided under, in accordance with and pursuant to terms of, the CSAA.

For so long as the Loans or Senior Debt Commitments in connection therewith are outstanding, the maintenance of insurance required to be procured and maintained pursuant to the insurance covenant of the Common Terms Agreement shall be deemed to meet the insurance covenant in this Section 4.23.

Section 4.24 Compliance with Law.

Each of the Company and its Restricted Subsidiaries will comply in all respects with all applicable laws, rules, regulations and orders (excluding tax laws, in respect of which Section 4.05 is applicable), except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 4.25 [Reserved].

Section 4.26 Material Project Agreements.

The Company will and will cause each of its Restricted Subsidiaries, as applicable, to (i) maintain in effect all Material Project Agreements to which it is a party and (ii) comply in all material respects with their payment and other material obligations under the Material Project Agreements, except in each case:

(a) to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under this Indenture or expires or is replaced in accordance with its terms;

(b) to the extent provided in Section 4.21 and Section 4.29 in relation to LNG SPAs; or

(c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

The Company will not and will not permit its Restricted Subsidiaries to agree to any material amendment of any Material Project Agreement to which it is or becomes a party (except as permitted in Section 4.30) unless (a) a copy of such amendment has been delivered to the Trustee at least five (5) days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Company certifying that the proposed amendment or termination would not reasonably be expected to have a Material Adverse Effect; or (b) the Company or the applicable Restricted Subsidiary has obtained the consent of the Intercreditor Agent, if at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, and if not, a majority of the Holders to such amendment.

Section 4.27 Customary Lifting and Balancing Arrangements.

The Company and/or any of its Restricted Subsidiaries may enter into one or more lifting and balancing arrangements with an External Train Entity containing provisions for borrowing, loaning or supply of Gas and/or LNG provided that:

(a) such lifting and balancing arrangements are entered into on fair and commercially reasonable terms that are not less favorable in the aggregate to the Company and/or the applicable Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length;

(b) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that (i) after giving effect to such lifting and balancing arrangements (and any amendment thereto), the Company reasonably expects to be able to meet its performance and operational obligations under all then effective Material Project Agreements (to which the Independent Engineer has reasonably concurred); (ii) no Material Adverse Effect would reasonably be expected to occur as a result of the implementation of the proposed lifting and balancing arrangement; and (iii) all conditions provided under this Section 4.27 have been satisfied; and

(c) the Company takes any action that may then be required to grant and perfect security over its rights, title and interest therein to the Senior Creditors as required by the CSAA.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

Section 4.28 Sharing of Project Facilities.

The Company and/or any of its Restricted Subsidiaries may enter into one or more agreements for the (x) sharing, quiet enjoyment and use by any External Train Entity of any Project Facilities (including the Corpus Christi Pipeline), and of any capacity, and/or processing or storage rights of any of the foregoing and/or (y) for the sharing, quiet enjoyment, and use by the Company and/or any of its Restricted Subsidiaries of facilities of an External Train Entity, and of any capacity and/or processing or storage rights of any of the foregoing (each a “Sharing Arrangement”), in each case (whether on a capacity borrowing, lending or swap basis, a committed tolling or pooling basis or otherwise), subject only to the following conditions:

(a)

(1) the Sharing Arrangement does not involve any sale, lease or creation of a Lien over the assets of the Development, other than:

(A) any sale, lease or Lien over Real Estate which (i) is owned by the Company or a Restricted Subsidiary of the Company but is not reasonably necessary for siting, constructing or operating the Project Facilities (as then under construction and/or operation), (ii) would not otherwise materially adversely impact the construction and/or operation of the Project Facilities (as then under construction and/or operation) or their performance as contemplated under their applicable engineering, construction or procurement contract or (iii) could not reasonably be expected to have a Material Adverse Effect (with reasonable concurrence of the Independent Engineer in the case of reliance on clauses (1) or (2)); and

(B) any Permitted Liens or any customary easements, related subordination and non-attornment provisions or similar Liens employed for the grant of quiet enjoyment rights of use over facilities whose use is shared by one or more entities and which could not reasonably be expected to have a Material Adverse Effect.

(2) Cheniere LNG O&M Services, LLC remains the operator of any Project Facilities subject to such Sharing Arrangement;

(3) such Sharing Arrangement provides that, as a condition precedent to the commencement of any use, sharing or pooling of capacity in a facility that is owned by an External Train Entity, that such facility has reached substantial completion in accordance with the applicable engineering, construction and procurement contract;

(4) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company (to which the Independent Engineer has reasonably concurred) certifying that after giving effect to such proposed Sharing Arrangement, CCL and CCP will hold capacity and use rights across the Project Facilities (as supplemented by any facilities developed and used by the External Train Entity) sufficient for the Company to meet its obligations under all then-effective Material Project Agreements;

(5) the Company shall take all actions required to grant a perfected security interest over the Company’s rights, title and interest in the agreements evidencing such Sharing Arrangements to the Senior Creditors as required by the CSAA (or any other Security Document executed pursuant thereto);

(6) no Event of Default or Unmatured Event of Default has occurred and is Continuing or would occur as a result of the implementation of the Sharing Arrangement, and the Company so certifies; and

(7) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that (A) all requirements described in this Section 4.28 have been complied with, (B) no Material Adverse Effect could reasonably be expected to arise as a result of implementing the proposed Sharing Arrangements and (C) all material Permits from a Governmental Authority required in respect of the implementation of such proposed Sharing Arrangement have been obtained or the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to implementation of the Sharing Arrangement; and

(b) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company outstanding after giving effect to such Sharing Arrangements is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company outstanding prior to giving effect to such Sharing Arrangements to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG

SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (i) in the case of an amortization calculation after giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (ii) in the case of an amortization calculation prior to giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

Section 4.29 LNG SPA Maintenance.

The Company will make a mandatory offer to repurchase Notes in accordance with Section 4.21 if CCL fails to maintain LNG SPAs constituting a combination of the Initial LNG SPAs and/or other Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity unless, upon termination of the Initial LNG SPA or any other Qualifying LNG SPA, CCL enters into Qualifying LNG SPA(s) (each, a “Replacement Indenture Qualifying LNG SPA”) within ninety (90) days following such termination to the extent necessary to meet the Base Committed Quantity, which period will be automatically extended by an additional ninety (90) days if the Company certifies to the Trustee prior to the termination of the initial ninety (90) day period that:

(a) CCL intends to replace such terminated LNG SPA with one or more LNG SPA that would each be a Qualifying LNG SPA that enable CCL to meet the Base Committed Quantity requirement set forth above and is diligently pursuing such replacement; and

(b) the termination of such Qualifying LNG SPA would not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

provided that (i) if any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved an extension of any of the above cure periods, then the Company shall have the benefit of such extended cure period under this Indenture to replace such terminated LNG SPA and (ii) if no Loans or Senior Debt Commitments in connection therewith are outstanding, the maximum period within which to replace such terminated LNG SPA shall be three hundred and sixty (360) days.

A “Qualifying LNG SPA” comprises each of the Initial LNG SPAs and any other LNG SPA that meets each of the following conditions:

(c) With respect to any new LNG SPA or a Replacement Indenture Qualifying LNG SPA:

(1) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, such LNG SPA is approved by the Intercreditor Agent;

(2) such LNG SPA is entered into for a Qualifying Term and is entered into (i) with an Investment Grade LNG Buyer or, (ii) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, any entity approved pursuant to the terms of the Loans; or

(3) in the case of:

(A) any new LNG SPA, the Company has obtained and delivered to the Trustee a Rating Reaffirmation which takes into account the proposed LNG SPA and LNG Buyer; or

(B) one or more Replacement Indenture Qualifying LNG SPAs that replace one or more terminated LNG SPAs which, in the aggregate, would require the delivery of an annual contracted quantity of no more than 208,571,428 MMBtu in order to replace such terminated LNG SPAs in full, the Company has obtained and delivered to the Trustee a Rating Reaffirmation which (y) takes into account the Replacement Indenture Qualifying LNG SPAs and the LNG Buyers and (z) reaffirms the Company’s rating in effect immediately prior to the occurrence of the termination event giving rise to the termination of the LNG SPAs being replaced (but prior to the running of any applicable notice period or cure period thereunder); and

(d) no Material Adverse Effect occurs, or could reasonably be expected to occur, as a result of entering into such LNG SPA or, in the case of a Replacement Indenture Qualifying LNG SPA, the termination of the LNG SPA being replaced and the entering into of the Replacement Indenture Qualifying LNG SPA, taken as a whole.

The Company will notify the Trustee upon entry into any new Qualifying LNG SPA promptly (and in any event, within thirty (30) days of entry into such agreement), which notice will provide (a) a description thereof to the Trustee and (b) a statement of whether the Non-FTA Authorization, FTA Authorization, both of the foregoing or any other Export Authorization(s) are Required Export Authorizations in respect of such Qualifying LNG SPA, in accordance with the definition of Required Export Authorization, together with reasonable background information to support such designation and (c) a certification to the effect set forth in clause (b) above. Any LNG SPA that becomes a Qualifying LNG SPA will automatically be deemed to be a Material Project Agreement.

Section 4.30 Amendment of LNG SPAs.

Except to the extent such amendment or modification is required by applicable law or regulation of any Governmental Authority, CCL will not agree to any amendment or modification to the terms or provisions of any Qualifying LNG SPA if such amendment or modification would or could reasonably be expected to have a Material Adverse Effect.

Section 4.31 Sale of Supplemental Quantities.

LNG SPAs may be entered into by CCL in respect of Supplemental Quantities of LNG and such LNG SPAs may be of any duration, on any terms and to buyers of any credit quality; provided that (a) performance under such LNG SPAs would not reasonably be expected to have a Material Adverse Effect; and (b) entry into and the terms of such LNG SPA will not result in a breach of any Required LNG SPA then in effect. Supplemental Quantities may also be sold at any time pursuant to the CMI (UK) LNG SPAs. The CMI (UK) LNG SPAs shall be deemed to meet the foregoing requirements.

Section 4.32 Export Authorizations.

CCL will use commercially reasonable efforts to maintain in full force and effect both the FTA Authorization and the Non-FTA Authorization, and shall comply therewith, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.33 FERC Order.

CCL and CCP will maintain in full force and effect and comply in all material respects with the FERC Order, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

The Company and its Restricted Subsidiaries may amend or modify the FERC Order and any conditions thereof only to the extent that such amendment or modification would not reasonably be expected to have a Material Adverse Effect.

Section 4.34 [Reserved].

Section 4.35 Project Construction; Maintenance of Properties.

The Company will and will cause each of its Restricted Subsidiaries to use their respective commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of operations of the Development. On or prior to the Project Completion Date, the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company (which certificate shall be confirmed to be reasonable by the Independent Engineer) certifying (a) that “Ready for Start Up” and “Substantial Completion” with respect to Train Three have occurred as defined in and pursuant to the EPC Contract (T3) and (b) the Company’s calculation of the Permitted Completion Amount.

Section 4.36 Maintenance of Liens.

(a) The Company shall, and shall cause each of its Restricted Subsidiaries to, grant a security interest to the Security Trustee in its right, title and interest in, to and under its property to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents and the Company shall, and shall cause each of its Restricted Subsidiaries to, take, or cause to be taken, all action reasonably required by the Security Trustee to maintain and preserve the Security Interests created by the Security Documents to which it is a party and the priority of such Security Interests as set forth in such Security Documents.

(b) The Company shall, and shall cause each of its Restricted Subsidiaries to, from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Security Trustee for such purposes.

(c) The Company shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents. The Company shall, and shall cause each of its Restricted Subsidiaries to, promptly discharge at the Obligor’s cost and expense, any Lien (other than Permitted Liens) on the Collateral to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents.

Section 4.37 Credit Rating Agencies.

The Company will use its commercially reasonable efforts to cause the Notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the Notes, the Company may replace the rating received from it with a rating from any other Acceptable Rating Agency.

Section 4.38 Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will (a) execute a supplemental indenture in the form attached hereto as Exhibit E (together with a corresponding Notation of Guarantee in the form attached hereto as Exhibit D), (b) accede to the CSAA and become a “Guarantor” and “Securing Party” thereunder, and (c) if applicable, execute the Common Terms Agreement and any Facility Agreement as a guarantor and “Loan Party” thereunder, in each case within fifteen (15) Business Days of the date on which such Domestic Subsidiary is acquired or created; provided that any such Restricted Subsidiary that is an Immaterial Subsidiary is not required to become a Guarantor until it ceases to be an Immaterial Subsidiary. The Company shall deliver an Opinion of Counsel to the Trustee as of the date of such accession to the CSAA and execution of the supplemental indenture.

Section 4.39 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would otherwise comply with the provisions of this Section 4.39. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and a certificate from an Authorized Officer certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 4.08, the Company will be in default of the covenants described in such section. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company. Any such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted by Section 4.08 calculated on a pro forma basis; and (b) no Event of Default or Unmatured Event of Default would be in existence following such designation.

Section 4.40 Separateness.

The Company and its Subsidiaries, as a consolidated group, shall each at all times:

(a) observe all applicable entity procedures necessary to maintain its separate existence and formalities, including:

(i) maintain minutes or records of meetings of the members and/or managers of the Company and its Subsidiaries;

(ii) act on behalf of itself only pursuant to due authorization of the members and/or managers, including, when applicable, any independent managers or members; and

(iii) conduct its own business in its own name and through authorized agents pursuant to its Constitutional Documents;

(b) allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(c) use separate stationery, invoices and checks bearing its own name;

(d) prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(e) maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments by or on behalf of the Company and its Subsidiaries solely in its name except as otherwise provided by the Finance Documents;

(f) separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

(g) not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(h) not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(i) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that such Obligor may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company and its Subsidiaries from such Affiliate(s) and to disclose the separate nature of the Company and its Subsidiaries indebtedness;

(j) prepare and file its own tax returns separate from those of any Person except to the extent that the Company and its Subsidiaries is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(k) pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(l) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(m) maintain adequate capitalization in light of its contemplated business and obligations;

(n) hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Obligors from any other Person;

(o) procure that the Company shall have an independent director or manager appointed in accordance with its Constitutional Documents; and

(p) have and maintain Constitutional Documents which comply with the requirements of this Section 4.40;

provided that no limitation in this Section shall apply to the Company and its Subsidiaries as among one another.

Section 4.41 Use of Proceeds.

The Company will use the proceeds of the Notes solely for purposes permitted in the applicable Finance Documents.

Section 4.42 Payments for Consents.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder, in its capacity as a Holder, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.43 [Reserved].

Section 4.44 Economic Sanctions.

The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction is prohibited by or subject to sanctions under any U.S. Economic Sanctions Law.

For purposes of this Section 4.44, the following terms have the following meanings:

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, Controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least 50% of the voting securities of another Person shall be deemed to Control that Person.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) Cheniere CCH Holdco II, LLC and its Controlled Affiliates.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Section 4.45 Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Government Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Liquidation, Sale of All Assets.

The Company will not dissolve or liquidate nor consolidate with or merge with or into another Person (regardless of whether the Company is the surviving entity), convert into another form of entity or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either (i) the Company is the surviving entity or (ii) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes the Company’s obligations under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture, appropriate modifications (if necessary) to the Security Documents;

(b) no Event of Default or Unmatured Event of Default would exist immediately after giving effect to such transaction or series of related transactions;

(c) either:

(1) the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) has obtained and delivered to the Trustee (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated transaction or series of related transactions, and that, if the transaction or series of related transactions are consummated, such Acceptable Rating Agency would reaffirm the Investment Grade rating of the Notes as of the date of such transaction or series of related transactions and (B) letters from all other Acceptable Rating Agencies then rating the Notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated transaction or series of related transactions, and that, if the contemplated transaction or series of related transactions are consummated, such Acceptable Rating Agency would reaffirm its then current rating of the Notes as of the date of such transaction or series of related transactions; or

(2) (i) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) outstanding after giving effect thereto, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the lower of (x) 1.40:1.00 and (y) the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company outstanding prior to giving effect thereto to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (1) in the case of an amortization calculation after giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (2) in the case of an amortization calculation prior to giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto, (ii) after giving effect to such transaction or series of related transactions, the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) and its Restricted Subsidiaries are not engaged in any business or activities other than the Permitted Businesses, except to such extent as would not be material to such Person and its Restricted Subsidiaries, taken as a whole and (iii) after giving effect to such transaction or series of related transactions, the obligations under the Notes are not assumed or guaranteed by the Sponsor; and

(d) the Company shall have delivered to the Trustee a certificate from an Authorized Officer and an Opinion of Counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture and Security Documents, if any, comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition or any transfer of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation, conversion or continuation, or into which the Company merged or to which such sale, assignment, transfer, lease, conveyance or disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such successor Person had been named as the Company in this Indenture and the Notes and thereafter the predecessor Company will have no continuing obligations under the Indenture, the Notes and the Security Documents (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing Indebtedness and any Indebtedness so effected shall continue to be the same obligation and not a new obligation).

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The following events, and no others, will be events of default under this Indenture (each, an “Event of Default”):

(a) Indenture Payment Default (an “Indenture Payment Default”):

(1) The Company fails to pay principal amounts due on the Notes; provided that if failure to pay occurs due to a purely administrative error, the Company shall have three (3) Business Days to cure such failure; or

(2) The Company fails to pay interest or other amounts due on the Notes within three (3) Business Days of the same becoming due.

(b) Breach of Certain Covenants: except as specifically provided for in another Event of Default under this Section 6.01:

(1) breach by the Company or any Restricted Subsidiary of any covenant described in Section 5.01;

(2) failure by the Company to consummate a purchase of Notes when required pursuant to the provisions described under Section 4.12, Section 4.17, Section 4.19, Section 4.20 and Section 4.21;

(3) breach by the Company or any Restricted Subsidiary of any covenant described in Section 4.05, Section 4.08, Section 4.12 (to the extent not covered by the immediately preceding clause (ii)), Section 4.14, Section 4.24 and Section 4.26; and in each case that is not corrected or cured within thirty (30) days following the earlier of (A) the applicable Obligor becoming aware of such failure; and (B) notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding;

(4)

(A) breach by the Company or any Restricted Subsidiary of any covenant described in Section 4.13, Section 4.15, Section 4.32 and Section 4.35; or

(B) material breach by the Company or any Restricted Subsidiary of any of the other covenants in this Indenture or the Notes;

in the case of each of sub-clauses (A) and (B) of this clause (4), that is not corrected or cured within ninety (90) days after the earlier of (i) the Company becoming aware of such breach and (ii) notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding;

(5) any Permit required as described in Section 4.33 is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect unless such Impairment is cured no later than ninety (90) days (or to the extent no Loans or Senior Debt Commitments in connection therewith are then outstanding, three hundred and sixty (360) days) following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto; provided that if any Loans or Senior Debt Commitments in connection therewith are then outstanding, the Company shall have no more than up to one hundred and eighty (180) days in the aggregate to cure such Impairment); or

(6) material breach by Holdco of any covenant contained in the Holdco Pledge Agreement that is not corrected or cured within thirty (30) days after the earlier of (A) Holdco becoming aware of such failure; and (B) notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding.

(c) Bankruptcy:

(1) a Bankruptcy with respect to an Obligor or Holdco has occurred; or

(2) a Bankruptcy shall occur with respect to (x) prior to the Project Completion Date, Bechtel and Bechtel’s guarantor under the EPC Contract (T1/T2) and the EPC Contract (T3), unless:

(A) the Company notifies the Security Trustee that it intends to enter into a replacement engineering, construction and procurement contract providing for a new contractor or guarantor, as applicable;

(B) the Company diligently pursues such contract;

(C) such contract is entered within three hundred and sixty (360) days of the Bankruptcy of Bechtel and Bechtel’s guarantor under the EPC Contract (T1/T2) or Bechtel and Bechtel’s guarantor under the EPC Contract (T3), as applicable; and

(D)

(i) such contract is on terms and conditions, taken as a whole, not materially likely to cause the Company to fail to meet the Project Completion Date by the Date Certain (as such term is defined in the Common Terms Agreement);

(ii) the new contractor or guarantor is an internationally recognized contractor; and

(iii) the Company has delivered to the Trustee a certificate of the Independent Engineer certifying that such counterparty is capable of completing the applicable portion of the Project Facilities; provided that this sub-clause (D) will not apply if the replacement engineering, construction and procurement contract is reasonably acceptable to: (x) if the aggregate Loans then outstanding is greater than 25% of the total Senior Debt then outstanding, the Intercreditor Agent (acting on the instructions of the Requisite Secured Parties); or (y) if the aggregate secured bank debt then outstanding is less than 25% of the total Senior Debt then outstanding, Holders of greater than 50% in aggregate principal amount of the then outstanding Notes.

(d) Abandonment: Abandonment of the Development has occurred and is continuing.

(e) Event of Taking: An Event of Taking that would reasonably be expected to have a Material Adverse Effect has occurred.

(f) Security Interests Invalid: Any of the Security Interests over a material portion of the Collateral cease to be validly perfected in favor of the Security Trustee on behalf of the Secured Parties.

(g) Unsatisfied Judgments:

(1) Prior to the Project Completion Date, one or more of a judgment for the payment of money in excess of $250,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid) or a final judgment for the payment of money in excess of $150,000,000; or

(2) following the Project Completion Date, one or more final judgments for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid);

in each case, against an Obligor or Holdco or against any other Person where an Obligor or Holdco is liable to satisfy such judgment, which judgment is by one or more Governmental Authorities, courts, arbitral tribunals or other bodies having jurisdiction over any such entity, and such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of ninety (90) days after the date of entry of such judgment; provided that such 90-day period will be stayed if an appeal in respect of such judgment or judgments has been filed and not dismissed.

(h) Unenforceability of this Indenture and Security Documents: This Indenture, the CSAA (including the guarantees in the CSAA provided by the Guarantors) or any other Security Document (other than (i) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (ii) any Direct Agreement in the case where the occurrence of this Event of Default has been triggered by an event affecting the underlying Material Project Agreement and a mandatory offer to purchase under Section 4.12, Section 4.17, Section 4.19, Section 4.20 and Section 4.21 or other Event of Default is applicable) is:

(1) declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Trustee or Holders or any Senior Creditors);

(2) expressly repudiated in writing by any party thereto (other than the Trustee or Holders or any Senior Creditors); or

(3) shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of an Event of Default hereunder).

(i) Senior Debt Cross Payment Default/Cross-Acceleration Default:

(1) Failure by the Company to pay when due any principal payments due on any Senior Debt (other than the Notes) in a principal amount over $100,000,000 in the aggregate;

(2) failure by the Company to pay interest or other amounts on any Senior Debt (other than the Notes) in a principal amount over $100,000,000 within three (3) Business Days of such interest or other amounts becoming due; or

(3) commencement of a Security Enforcement Action in accordance with the CSAA.

(j) Cross-Acceleration Default (other Indebtedness): A default with respect to any Indebtedness (other than any amount due in respect of Senior Debt Obligations and Subordinated Debt) of the Company in a principal amount over $100,000,000 in the aggregate, which default has continued beyond any applicable grace period, to the extent that it causes the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; and

(k) CEI Equity Contribution Agreement Cross-Default: Failure by Sponsor to make requested contributions to the Company pursuant to the CEI Equity Contribution Agreement:

(1) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith remain outstanding, if such failure causes the entire amount of Indebtedness under the Term Loan Facility Agreement to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; or

(2) for so long as less than $1 billion of Loans or Senior Debt Commitments in connection therewith remain outstanding, if such failure is not cured within ten (10) Business Days.

Section 6.02 Declaration of Declared Event of Default.

The Trustee will, if so directed by the Holders of at least 33 1⁄3% of the principal amount of Notes outstanding, or Holders of at least 33 1⁄3% of the principal amount of Notes outstanding may, declare, by notice in writing to the Company (which notice, if given by the Holders, may also be delivered by the Holders to the Trustee), the occurrence of an Event of Default (an “Declared Event of Default”) on and at any time after the occurrence of an Event of Default, unless Holders of a greater percentage of the principal amount of Notes direct the Trustee otherwise). An Event of Default also will be deemed to have occurred and been declared without such declaration or other notice upon the occurrence of an Event of Default described in Section 6.01(c)(1).

The Trustee will deliver a copy of any notice declaring the occurrence of an Event of Default (whether initially delivered by the Trustee or Holders) to the Security Trustee pursuant to the CSAA.

Section 6.03 Acceleration.

In the case of an Event of Default described in Section 6.01(c)(1), all Senior Debt Obligations under the Notes will accelerate automatically and will immediately become due and payable without presentment, demand, vote or other notice or action of any kind. Upon the occurrence and Continuation of any other Declared Event of Default, the Trustee or Holders of at least 33 1⁄3% of the principal amount of Notes outstanding may declare all the Notes to be due and payable immediately, by notice in writing to the Company (which notice, if given by the Holders, shall also be delivered by the Holders to the Trustee) specifying the Event of Default. Upon any such declaration of acceleration, the Notes shall become due and payable immediately. Such notice may be included within a notice from the Trustee or the applicable Holders of the Notes declaring the occurrence of such Event of Default. The Trustee will deliver a copy of any notice of acceleration of the Senior Debt Obligations under the Notes (whether initially delivered by the Trustee or Holders) to the Security Trustee pursuant to the CSAA.

Section 6.04 Waivers of Defaults and Acceleration.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive a Continuing Unmatured Event of Default, Continuing Event of Default or Declared Event of Default, except a Continuing Unmatured Event of Default, Continuing Event of Default or Declared Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Any notice delivered in respect of any such waiver or rescission shall be referred to as an “Cessation Notice.”

Upon any such waiver, such Unmatured Event of Default, Event of Default or Declared Event of Default shall cease to exist, and any Unmatured Event of Default, Event of Default or Declared Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture.

The Trustee will deliver a copy of any Cessation Notice to the Security Trustee pursuant to the CSAA.

Section 6.05 Remedies of Holders.

If a Declared Event of Default occurs and is Continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

Except as set forth in Section 6.07 and Section 6.12, a Holder of a Note may pursue any remedy with respect to this Indenture or the Notes only if:

(a) such Holder has previously given the Trustee written notice that an Event of Default is Continuing;

(b) Holders of at least 33 1⁄3% of the principal amount of Notes outstanding make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within sixty (60) days after the receipt of the request and the offer of security or indemnity; and

(e) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such sixty (60)-day period.

Section 6.06 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture and subject to Section 6.12 hereof, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) with respect to the Notes occurs and is Continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it shall pay out the money or property in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

6.12 Applicability of the CSAA.

In all cases of the pursuit of a remedy or an enforcement of the performance of any provision of this Indenture by the Trustee or by Holders if permitted under this Indenture, the Trustee and each Holder hereby consent and agree under this Indenture that, subject to any non-waivable rights held by a Holder with respect to pursuit of remedies under Applicable Law, any pursuit of a remedy or enforcement pursued under or pursuant to the Indenture, the Notes or the Note Guarantees shall be subject to the terms and conditions of the CSAA. The Trustee and Holders agree that if Holders meet the criteria in this Indenture to pursue a remedy or enforcement of the performance of any provision of this Indenture directly, they shall be deemed to be doing so on behalf of the Trustee (in its capacity as Senior Creditor Group Representative of the Holders under this Indenture) for purposes of the CSAA and, in pursuit of such remedy or enforcement of the performance of any provision of this Indenture, shall be subject to the terms and conditions of the CSAA.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is Continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the Continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraphs (b) and (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Upon delivery by the Company of any document, information or report to the Trustee, and except as otherwise concurrently delivered by the Company to each Holder in pursuant to the terms hereof, the Trustee shall promptly provide a copy of such document, information or report to each Holder.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both; provided that an Officer’s Certificate or Opinion of Counsel will not be required if the Indenture requires the Company to deliver a certificate of an Authorized Officer of the Company in connection with such act or refrain from acting. The Trustee will not be liable for any action it takes, suffers or omits to take in good faith in reliance on such Officer’s Certificate, Opinion of Counsel or a certificate of an Authorized Officer of the Company. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Authorized Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Unmatured Event of Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Unmatured Event of Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (and under the other Finance Documents to which it is a party) and each agent, custodian and other Person employed to act hereunder or thereunder.

(j) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential or other similar loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m) In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) related to this Indenture, the Company agrees (i) to provide to the Trustee information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) that is within the possession of the Company and reasonably requested by the Trustee so the Trustee can determine whether it has tax related obligations under Applicable Tax Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability, and (iii) to indemnify and hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Tax Law. The terms of this section shall survive the termination of this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. The Trustee is also subject to Section 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee will not be responsible for the existence, genuineness or value of any of the Collateral, for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or the Pledgor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. For purposes of the two preceding sentences, the terms “Collateral,” “Liens,” “Pledgor” and “Secured Obligations” shall have the meanings ascribed to such terms in the CSAA.

The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any of the Security Documents by the Company or any other Person that is a party thereto or bound thereby. The Trustee shall not be responsible for the preparation, correctness, filing, re-filing, recording or re-recording of any security documents or instruments, including UCC financing statements or continuation statements in any public office at any time or times or otherwise perfecting or maintaining the perfection of any lien or security interest in any of the Collateral.

Section 7.05 Notice of Defaults.

If an Unmatured Event of Default or Event of Default occurs and is Continuing and if it is known to the Trustee, the Trustee will mail, or deliver via e-mail, to the Holders a notice of the Unmatured Event of Default or Event of Default within ninety (90) days after it occurs, unless such Unmatured Event of Default or Event of Default shall have been cured or waived. Except in the case of an Unmatured Event of Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

(b) The Company and the Guarantors will indemnify each of the Trustee or any predecessor trustee and their officers, agents, directors and employees for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including fees, expenses of counsel and taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Finance Documents, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior, to the extent set forth under the CSAA, to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(c)(i) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) “Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail, or deliver via-email, a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee. In case any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

Section 7.11 [Reserved].

Section 7.12 Authorization to Enter Into Accession Agreement.

The Trustee is hereby authorized to exercise all the rights and perform all the obligations of a Secured Debt Holder Group Representative set out in the Accession Documents (as defined in the Accession Agreement), including, without limitation, making, on behalf of the Holders, the agreements expressed to be made by Secured Debt Holders under the Finance Documents.

Section 7.13 Trustee Protective Provisions.

Without duplication of any amounts the Trustee is entitled to recover under any indemnification provisions in the Finance Documents, the rights, privileges, protections, indemnities, immunities and benefits provided to the Trustee in this Indenture are in addition to, and are not intended to be in conflict with or limited by, any such provisions in the Finance Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Section 4.06 through Section 4.43 and Section 5.01(c) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).

For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute an Unmatured Event of Default or Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(b) through Section 6.01(d) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Company has delivered to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Notes Issue Date, there has been a change in the applicable federal income tax law,

(C) in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Unmatured Event of Default or Event of Default shall have occurred and be Continuing on the date of such deposit (other than an Unmatured Event of Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must deliver to the Trustee an Officer’s Certificate stating that all conditions precedent set forth in clauses (1) through (6) of this Section 8.04 have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 8.04 have been complied with; provided that the Opinion of Counsel with respect to clause (5) of this Section 8.04 may be to the knowledge of such counsel.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement the Notes and this Indenture or the Note Guarantees without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to add covenants or defaults to this Indenture;

(3) to modify the restrictive legends set forth on the face of the form of any series of Notes or modify the forms of certification;

(4) to make any change that would provide any additional rights or benefits to Holders, increase the interest rate applicable to the Notes or that does not adversely affect the legal rights under this Indenture of any Holder;

(5) [reserved];

(6) to add additional assets as Collateral;

(7) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(8) to provide for assumption of an Obligor’s obligations by a successor pursuant to this Indenture;

(9) to release a Guarantor from its Note Guarantee and terminate such Note Guarantee in accordance with this Indenture;

(10) to add any Note Guarantee; or

(11) to evidence the succession of a new Trustee for any series of Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained. Any such amendment or waiver that imposes any obligation upon the Trustee or adversely affects the rights of the Trustee in its individual capacity will become effective only with the consent of the Trustee.

Section 9.02 With Consent of Holders.

Except as provided in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Section 3.09, Section 4.12, Section 4.17, Section 4.19, Section 4.20, and Section 4.21) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, or if such amendment or supplement applies to less than all series of Notes, all series affected by such amendment or supplement, of each series affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and Section 6.07, any existing Unmatured Event of Default or Event of Default (other than an Unmatured Event of Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.10 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail, or deliver via e-mail, to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail, or deliver via e-mail, such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and Section 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder of each series of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce a noteholder voting threshold for consent in this Indenture to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note;

(3) alter or waive any provisions or redemption payment with respect to the redemption of the Notes (other than notice provisions);

(4) reduce the rate of or change the time for payment of interest on any Note;

(5) waive an Unmatured Event of Default or Event of Default in respect of the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(6) changes to the currency of the Notes;

(7) make any change in the provisions of this Indenture relating to waivers of past Unmatured Events of Default or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes; and

(8) making any change in the preceding list of amendment and waiver provisions.

Section 9.03 Decisions under Other Finance Documents.

(a) Notwithstanding any provision of this Indenture or Section 7.2 of the CSAA to the contrary,the Trustee shall be required, without the requirement of any vote or consent by the Holders, with respect to any Covered Modification, to vote as follows:

(1) for any Covered Modification at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in favor of such Covered Modification so long as such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on the Company than the covenants in this Indenture;

(2) for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are less than 25% of the aggregate amount of Senior Debt then outstanding, the Trustee shall vote in conformity with the Term Lenders to the extent that any such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on the Company than the covenants in this Indenture;

(3) for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are 25% or greater of the aggregate amount of Senior Debt then outstanding, the Trustee shall vote in conformity with the Intercreditor Agent;

provided, however, that the Trustee shall vote as follows for certain modifications to the Finance Documents described below (“Fundamental Modifications”):

(4) if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in conformity with the Term Lenders with respect to Fundamental Modifications set forth in Sections 7.2(b)(ii)(A), 7.2(b)(ii)(B), 7.2(b)(ii)(C), and 7.2(b)(ii)(D) of the CSAA, or any other material modification to any Security Document, if the Fundamental Modification is not materially adverse to the Holders of the Notes, in each case as set forth in a certificate from an Authorized Officer of the Company, upon which the Trustee may conclusively rely and will be fully protected in so relying, unless in any such case, such Fundamental Modification applies only to this Indenture;

(5) if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in conformity with the Term Lenders with respect to Fundamental Modifications set forth in Sections 7.2(a)(ii)(A), 7.2(a)(ii)(B), 7.2(a)(ii)(C) of the CSAA, if the Fundamental Modification contemplated thereby (i) does not result in the Notes receiving payments that are less than pari passu with the Loans (other than due to timing differences in when payments are due on the Notes in accordance with their terms), and (ii) does not result in a material adverse change, when considered together with all other Fundamental Modifications to any particular item specified in this clause, to (x) the priority of the waterfall of payments under Section 4.7(a)(i)-(v) of the CSAA of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the Notes or (y) the then-required funding under then effective Finance

Documents of the Senior Debt Service Reserve Account, in each case as set forth in a certificate from an Authorized Officer of the Company, upon which the Trustee may conclusively rely and will be fully protected in so relying;

(6) for any Fundamental Modifications set forth in Sections 7.2(a)(ii)(D), 7.2(a)(ii)(E), 7.1(a)(ii)(F), 7.2(b)(ii)(E) or 7.2(c) of the CSAA, the Trustee shall vote at the direction of the Holders of the aggregate principal amount of the Notes as described in Article 9.

(7) for any Fundamental Modifications made at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote at the direction of the aggregate principal amount of the Notes as set forth in Article 9.

Section 9.04 [Reserved].

Section 9.05 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.06 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.07 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(a) The payment of the Notes, when due, and the performance of all other Senior Debt are secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by the Company and the Guarantors.

(b) The Company shall, and shall cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Security Trustee from time to time may reasonably request, to assure and confirm that the Security Trustee holds, for the benefit of the Holders and the other Senior Debt, duly created, enforceable and perfected Liens upon the Collateral as contemplated by this Indenture and the Senior Debt Instruments, so as to render the same available for the security and benefit of this Indenture and of the Notes, according to the intent and purposes hereof expressed subject in each case to any express provisions of any Senior Debt Instruments.

Section 10.02 Security Documents.

(a) The Notes, upon issuance and the execution and delivery of the Accession Agreement, will be Senior Debt for purposes of the CSAA and the Security Documents. The Trustee shall be the Senior Creditor Group Representative for the Notes. The Holders shall be Senior Noteholders.

(b) Upon the execution and delivery of the Senior Creditor Group Representative Accession Agreement (which shall be substantially in the form attached as Schedule D-1 to the CSAA (the “Accession Agreement”) and which each Holder of the Notes, by its acceptance of the Notes, instructs and directs the Trustee to execute and deliver on the Notes Issue Date), the Notes (1) will constitute additional New Senior Debt (as defined in the Accession Agreement) and Senior Debt Obligations that are pari passu with all other Senior Debt Obligations and (2) will be secured by the Collateral equally and ratably with all other Senior Debt Obligations.

(c) Each Holder appoints the Trustee as Senior Creditor Group Representative of the Holders hereunder for purposes of the Accession Agreement and each Finance Document to which the Trustee is party on behalf of the Holders.

Section 10.03 Collateral.

The Notes are secured, together with all other Senior Debt of the Company, equally and ratably by security interests granted to the Security Trustee in all of the assets of the Company and the Guarantors.

Section 10.04 Release of Security Interests.

(a) With respect to the Notes or each series of Notes, the Security Trustee’s Liens upon Collateral will no longer secure the obligations with respect to the Notes or that series of Notes and the right of the Holders of such obligations to the benefits and proceeds of the Security Trustee’s Liens on Collateral will terminate and be discharged:

(1)

(A) upon satisfaction and discharge of this Indenture as set forth under in Section 12.01;

(B) upon a Legal Defeasance or Covenant Defeasance with respect to that series of Notes as set forth in Article 8; or

(C) upon payment in full in cash of the applicable Notes and all other related Note obligations that are outstanding, due and payable at the time the Notes are paid in full in cash; and

(2) in accordance with the CSAA.

Section 10.05 Release of Collateral.

(a) Notwithstanding any provision of this Indenture to the contrary, Collateral may only be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the CSAA and the other Security Documents.

(b) No certificate shall be required in connection with any sale, transfer or other disposition of Collateral if such sale, transfer or other disposition does not constitute an Asset Sale or is otherwise expressly permitted by the terms of any Security Document and such Security Document does not require delivery of such certificate and no instrument of release or other action of the Security Trustee is required in connection with such release.

(c) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and none of the certificate delivery requirements under Article 10 shall affect or impair the ability of the Company to obtain the release of any Collateral to the extent the Company complies with its obligations to obtain such release under the CSAA and the other Security Documents.

Section 10.06 Certificates of the Company.

The Company will provide to the Trustee any requests or certificates given to the Security Trustee under Section 3.8(b)(ii) of the CSAA.

Section 10.07 Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the CSAA and the other Security Documents and has delivered the certificates and documents required by the CSAA and the other Security Documents, the Trustee will determine whether it has received all documentation required under this Indenture in connection with such release and, will deliver a certificate to the Security Trustee setting forth such determination.

Section 10.08 Termination of Security Interest.

Upon the payment in full of all obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, deliver a certificate to the Security Trustee stating that such obligations have been paid in full, and instruct the Security Trustee to release the Liens pursuant to this Indenture and the Security Documents (subject to the satisfaction of any release of Lien provisions set forth in the Security Documents).

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Note Guarantee.

(a) Subject to this Article 11 and to the requirements of Section 11 of the CSAA, each of the Guarantors hereby, jointly and severally, unconditionally reaffirms and confirms hereunder its guarantee made pursuant to Section 11 of the CSAA to the Security Trustee for the ratable benefit of each of the Secured Parties, including each Holder of a Note authenticated and delivered by the Trustee, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, pursuant to which it has guaranteed that:

(1) the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately, subject to the CSAA. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations under the Note Guarantees are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. To the extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, the Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees and confirms that the provisions of Section 11 of the CSAA apply to its Note Guarantees.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, and to the extent permitted by applicable law, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee Notation.

To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto or such other form as may be provided in any supplemental indenture will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05, the Company will not permit any Guarantor to dissolve or liquidate nor consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving entity), convert into another form of entity, continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to or with or into the Company or another Guarantor) unless:

(a)

(1) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or disposition is made (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized immediately prior to such transaction, or under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Security Documents and its Note Guarantee pursuant to a supplemental indenture, appropriate modifications (if necessary) to the Security Documents and Note Guarantee;

(3) no Event of Default or Unmatured Event of Default would exist immediately after giving effect to such transaction or series of related transactions; and

(4) the Company will have delivered to the Trustee a certificate from an Authorized Officer and an Opinion of Counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, Security Documents and Note Guarantee, if any, comply with this Indenture and the Security Documents and that all conditions precedent provided for in this Indenture and the Security Documents relating to such transaction have been complied with; or

(b) the transaction does not violate the covenant described under Section 4.12.

In case of any such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05 Releases.

The Note Guarantee of a Guarantor and the Security Interests granted by a Guarantor (and the Security Interests granted by the Company in respect of its ownership interests in a Guarantor) for the benefit of the Holders will be automatically and unconditionally released upon:

(a)

(1) any sale, exchange, disposition or transfer (by merger, consolidation or otherwise) made in compliance with the applicable provisions of this Indenture (including Section 4.12) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company of:

(A) all or substantially all of the Capital Stock of such Guarantor (and such Guarantor ceases to be a subsidiary of the Company as a result of such sale, exchange, disposition or transfer); or

(B) all or substantially all of the assets of such Guarantor;

(2) designation of any Guarantor as an Unrestricted Subsidiary in accordance with Section 4.39;

(3) exercise of Legal Defeasance or Covenant Defeasance, if any, pursuant to Article 8 or upon payment in full in cash of the applicable Notes and discharge of all other related Senior Debt Obligations that are outstanding, due and payable at the time the Notes are paid in full in cash and discharged;

(4) subject to the provisions described in Section 5.01, the merger or consolidation of any Guarantor with and into the Company, another Guarantor or a Person that will become a Guarantor substantially upon the consummation of such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor;

(5) the Note Guarantees or Security Interests granted by the Company or any Guarantors being released and discharged pursuant to the CSAA, as described in the CSAA; or

(6) if otherwise permitted or required under the terms of this Indenture; and

(b) The Company delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided in this Indenture and the CSAA for the release of such Guarantor from its Note Guarantee or such Security Interests have been complied with.

If the requirements of clauses (a) and (b) above have been met, then upon request by the Company, the Trustee will (if required) execute an instrument evidencing the release of the Note Guarantee of such Guarantor and/or Security Interests.

Additionally, the Trustee will agree to release or assign the Note Guarantees held or made for the benefit of Holders on the date all outstanding amounts under the Notes have been redeemed, subject to reinstatement in the event any such payments are required to be returned.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(1) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee cash, U.S. government obligations or a combination thereof in an amount sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, appraisal firm, or firm of independent public accountants to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or redemption date;

(b) no Unmatured Event of Default or Event of Default has occurred and is Continuing on the date of such deposit (other than an Unmatured Event of Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(c) the Company has paid or caused to be paid all other sums then due and payable under this Indenture by the Company;

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e) the Company has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent under this Indenture relating to the discharge of the Notes have been complied with.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Cheniere Corpus Christi Holdings, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Facsimile No.: (713) 375-6000

E-mail: Lisa.Cohen@cheniere.com

Attention: Treasurer

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile No.: (212) 558-3588

E-mail: NyattaI@sullcrom.com

Attention: Inosi M. Nyatta

If to the Trustee:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Facsimile No.: 412-234-8377

E-mail: Raymond.K.ONeil@bnymellon.com

Attention: Corporate Trust Administration – Ray O’Neil

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; at the time sent, if transmitted by electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that all notices and communications to the Trustee shall not be deemed received by the Trustee unless actually received by the Trustee at its address, facsimile number or electronic mail address set forth above.

Any notice or communication to a Holder will be mailed by first class mail, or by certified or registered mail, return receipt requested, facsimile transmission, electronic mail or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company delivers a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time by any of the means described above with respect to notice or communication by the Company.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by electronic mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such notices, instructions, directions or other communications. The Company agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Company shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Company to the Trustee for the purposes of this Indenture.

Section 13.03 [Reserved].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) EACH OF THE COMPANY, ANY GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Each of the Company and each Guarantor, if any, irrevocably consents and submits, for itself and in respect of any of its assets or property, to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the securities, and waives any immunity from the jurisdiction of such courts. Each of the Company and each Guarantor, if any, irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and each Guarantor, if any, agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and any Guarantor, if any, as applicable, and each of the Company and any Guarantor, if any, waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s and the applicable Guarantor’s, as applicable, jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding; provided, however, that neither the Company nor any Guarantor waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration of, any such judgment.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 13.13 Trustee’s Receipt of Funds to the Extent not Required to be Applied to Payment of the Notes.

To the extent the Trustee receives any money from the Company or pursuant to any of the Finance Documents, and such money is not required to be used to redeem or repay the Notes as set forth in a certificate of an Authorized Officer of the Company, such moneys shall be deposited into the Account under the CSAA as specified by the Company in such certificate.

Section 13.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15 Electronic Execution of Documents.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in this Indenture or any document to be signed in connection with this Indenture and the transactions contemplated hereby shall be deemed to include manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signatures on following page]

SIGNATURES

Dated as of August 20, 2020

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:	/s/ Lisa Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI LIQUEFACTION, LLC

By:	/s/ Lisa Cohen
Name: Lisa Cohen
Title: Treasurer

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

By:	/s/ Lisa Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI PIPELINE GP, LLC

By:	/s/ Lisa Cohen
Name: Lisa Cohen
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Agent

APPENDIX A

PAYMENT SCHEDULE

Date	Principal Repayment	Interest Payment	Total Payment	Outstanding Principal
12/31/2020	—	$9,846,705.24	$9,846,705.24	$768,740,000.00
6/30/2021	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2021	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2022	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2022	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2023	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2023	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2024	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2024	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2025	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2025	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2026	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
12/31/2026	—	$13,529,824.00	$13,529,824.00	$768,740,000.00
6/30/2027	$7,687,400.00	$13,529,824.00	$21,217,224.00	$761,052,600.00
12/31/2027	$7,687,400.00	$13,394,525.76	$21,081,925.76	$753,365,200.00
6/30/2028	$7,687,400.00	$13,259,227.52	$20,946,627.52	$745,677,800.00
12/31/2028	$25,964,219.56	$13,123,929.28	$39,088,148.84	$719,713,580.44
6/30/2029	$26,473,767.36	$12,666,959.02	$39,140,726.37	$693,239,813.09
12/31/2029	$26,993,315.04	$12,201,020.71	$39,194,335.75	$666,246,498.04
6/30/2030	$27,523,058.86	$11,725,938.37	$39,248,997.23	$638,723,439.18
12/31/2030	$28,063,198.89	$11,241,532.53	$39,304,731.42	$610,660,240.29
6/30/2031	$28,613,939.16	$10,747,620.23	$39,361,559.39	$582,046,301.13
12/31/2031	$29,175,487.71	$10,244,014.90	$39,419,502.61	$552,870,813.42
6/30/2032	$29,748,056.66	$9,730,526.32	$39,478,582.97	$523,122,756.77
12/31/2032	$30,331,862.28	$9,206,960.52	$39,538,822.80	$492,790,894.48
6/30/2033	$30,927,125.06	$8,673,119.74	$39,600,244.81	$461,863,769.42
12/31/2033	$31,534,069.89	$8,128,802.34	$39,662,872.23	$430,329,699.53
6/30/2034	$32,152,926.02	$7,573,802.71	$39,726,728.73	$398,176,773.51
12/31/2034	$32,783,927.20	$7,007,911.21	$39,791,838.41	$365,392,846.31
6/30/2035	$33,427,311.76	$6,430,914.10	$39,858,225.86	$331,965,534.55
12/31/2035	$34,083,322.76	$5,842,593.41	$39,925,916.16	$297,882,211.80
6/30/2036	$34,752,207.98	$5,242,726.93	$39,994,934.90	$263,130,003.82
12/31/2036	$35,434,220.06	$4,631,088.07	$40,065,308.12	$227,695,783.76
6/30/2037	$36,129,616.61	$4,007,445.79	$40,137,062.41	$191,566,167.15
12/31/2037	$36,838,660.34	$3,371,564.54	$40,210,224.88	$154,727,506.81
6/30/2038	$37,561,619.06	$2,723,204.12	$40,284,823.18	$117,165,887.75
12/31/2038	$38,298,765.84	$2,062,119.62	$40,360,885.46	$78,867,121.91
6/30/2039	$39,050,379.10	$1,388,061.35	$40,438,440.45	$39,816,742.81
12/31/2039	$39,816,742.81	$700,774.67	$40,517,517.48	—

EXHIBIT A

[Face of Note]

PPN: [•]

3.52% Senior Secured Notes due December 31, 2039

No. _____ $ _________

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

promises to pay to ________ or registered assigns, the principal sum of

___________________________________________ DOLLARS and interest thereon in the pro rata amounts and on the Indenture Payment Dates provided for under Appendix A of the within-mentioned Indenture.

Indenture Payment Dates: June 30 and December 31, commencing on the first such date following the Notes Issue Date or, if such day is not a Business Day, the next succeeding Business Day.

DATED : ____________, 20 ____

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

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[Back of Note]

3.52% Senior Secured Notes due December 31, 2039

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) PRINCIPAL AND INTEREST. Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), promises to pay principal and interest on the principal amount of this Note in the pro rata amounts and on the Indenture Payment Dates provided for under Appendix A of the within-mentioned Indenture. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Unmatured Event of Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Indenture Payment Date, interest shall accrue from such next succeeding Indenture Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 0.5% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will make payments on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 15 or December 15 next preceding the Indenture Payment Date, even if such Notes are canceled after such record date and on or before such Indenture Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Each Holder shall provide prior written notice to the Paying Agent of any revisions to its wire transfer instructions. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

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(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture, dated as of August 20, 2020 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to June 30, 2039, the Company may, at its option, redeem all or a part of the Notes, at a redemption price equal to the Make-Whole Price (subject to the right of Holders of record on the relevant record date to receive interest due on an Indenture Payment Date that is on or prior to the redemption date, without duplication). The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

At any time on or after June 30, 2039, the Company may, at its option, redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of holders of record on the relevant record date to receive interest due on an Indenture Payment Date that is on or prior to the redemption date, without duplication).

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $100,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than thirty (30) days following any Change of Control, the Company will mail, or deliver via e-mail, a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

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(b) The Company will be required to make an Asset Sale Offer, Excess Loss Proceeds Offer, PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer to the extent provided in Section 4.12, Section 4.19, Section 4.20, or Section 4.21, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. The Company will mail, or deliver via e-mail, a notice of redemption at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed, or delivered via e-mail, more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Indenture Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(12) NO RECOURSE AGAINST OTHERS.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

A-1-4

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent or as otherwise provided for by Section 13.15 of the Indenture.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) [reserved]

(16) PPN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused PPN numbers to be printed on the Notes, and the Trustee may use PPN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Cheniere Corpus Christi Holdings, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Treasurer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably
appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________

Your Signature: ___________________________

(Sign exactly as your name appears on the

face of this Note)

Signature Guarantee*: ____________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, check the appropriate box below:

☐ Section 4.12	☐ Section 4.17	☐ Section 4.19	☐ Section 4.20
☐ Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, state the amount you elect to have purchased:

$_____________

Date: ________________

Your Signature: ___________________________

(Sign exactly as your name appears on the

face of this Note)

Tax Identification No: ______________________

Signature Guarantee*: ____________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York Mellon, as Trustee

240 Greenwich Street

New York, New York 10286

cc:	Cheniere Corpus Christi Holdings, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Re: 3.52% Senior Secured Notes due December 31, 2039 issued by Cheniere Corpus Christi Holdings, LLC

Reference is hereby made to the Indenture, dated as of August 20, 2020 (the “Indenture”), among Cheniere Corpus Christi Holdings, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________________,             (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.

☐ Check if Transferee will take delivery of a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

2.

☐ Check if Transferee will take delivery of a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

3.

☐ Check and complete if Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of

Exhibit G to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.	☐ Check if Transferee will take delivery of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE)]

(a)	☐ a Restricted Definitive Note.

(b)	☐ an Unrestricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Restricted Definitive Note; or

(b)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

cc:	Cheniere Corpus Christi Holdings, LLC
c/o Cheniere Energy, Inc.
700 Milam Street, Suite 1900
Houston, TX 77002

Re: 3.52% Senior Secured Notes due December 31, 2039 issued by Cheniere Corpus Christi Holdings, LLC

(PPN __________)

Reference is hereby made to the Indenture, dated as of August 20, 2020 (the “Indenture”), among Cheniere Corpus Christi Holdings, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $___________ in such Note[s] or interests (the “Exchange”). In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

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This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:

Name:
Title:

Dated: ____________

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EXHIBIT D

[FORM OF] NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of August 20, 2020 (the “Indenture”) among Cheniere Corpus Christi Holdings, LLC (the “Company”) the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”) and the provisions of Section 11 of the Amended and Restated Common Security and Account Agreement (the “Common Security and Account Agreement”), dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018 and the Second Amendment, dated as of August 30, 2019), among the Company, the Guarantors party thereto, each Senior Creditor Group Representative, the Intercreditor Agent, the Security Trustee and the Account Bank (as such terms are defined therein), (a) the due and punctual payment of the principal of, premium and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and Section 11 of the Common Security and Account Agreement and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _________, 20__, among ___________ (the “Guaranteeing Subsidiary”), a subsidiary of Cheniere Corpus Christi Holdings, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 20, 2020 providing for the issuance of 3.52% Senior Secured Notes due December 31, 2039 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and the valid and legally binding obligations of the Company and the Guaranteeing Subsidiary, have been done and performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. GUARANTEE. The Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof and Section 11 of the Amended and Restated Common Security and Account Agreement dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018 and the Second Amendment, dated as of August 30, 2019), among the Company, the Guarantors party thereto, each Senior Creditor Group Representative, the Intercreditor Agent, the Security Trustee and the Account Bank (as such terms are defined therein).

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _____________, 20__

[GUARANTEEING SUBSIDIARY]

By:

Name:
Title:

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:

Name:
Title:

[EXISTING GUARANTORS]

By:

Name:
Title:

THE BANK OF NEW YORK MELLON as Trustee

By:

Authorized Signatory

EXHIBIT F

[RESERVED]

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EXHIBIT G

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

cc:	Cheniere Corpus Christi Holdings, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Re: 3.52% Senior Secured Notes due December 31, 2039 issued by Cheniere Corpus Christi Holdings, LLC

Reference is hereby made to the Indenture, dated as of August 20, 2020 (the “Indenture”), among Cheniere Corpus Christi Holdings, LLC, as issuer (the “Company”), the guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $ _______ aggregate principal amount of a Definitive Note, we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

G-1

3. We understand that, on any proposed resale of the Notes, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:

Name:
Title:

Dated:____________

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EXHIBIT H

[RESERVED]

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Exhibit I

FORM OF SUBORDINATION AGREEMENTS

Exhibit I-1 Form of General Subordination Agreement

This Subordination Agreement (“Subordination Agreement”) dated as of [•], among SOCIÉTÉ GÉNÉRALE, as Security Trustee (the “Security Trustee”) under the Common Security and Account Agreement (as defined below), [Insert name of applicable Obligor], a [•] organized under the laws of [•] (the “Subordinated Debtor”), and [any non-Obligor lender of Subordinated Debt] (the “Subordinated Creditor”).

A. The [Obligor][Subordinated Debtor], [the Guarantors][the Subordinated Debtor and the other Guarantors], and The Bank of New York Mellon as Trustee, have entered into the Indenture, dated as of August 20, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”).

B. The [Obligor][Subordinated Debtor], [the Guarantors][the Subordinated Debtor and the other Guarantors], the Initial Senior Creditor Group Representatives, Société Générale as Intercreditor Agent, Société Générale as Security Trustee and Mizuho Bank, Ltd., as Account Bank, have entered into the Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018, the Second Amendment, dated as of August 30, 2019 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Common Security and Account Agreement”).

C. Pursuant to the terms of the Indenture [any Indebtedness] [the Indebtedness listed in Schedule A (Subordinated Debt) hereto] of the Subordinated Debtor to the Subordinated Creditor held by the Subordinated Creditor is required to be subordinated in right of payment to the irrevocable and unconditional payment or discharge in full of the Senior Debt Obligations and termination or expiration of any Senior Debt Commitments (the “Discharge of the Senior Debt Obligations”), pursuant to and on the terms set forth in this Subordination Agreement.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 General

(a) In this Subordination Agreement and the Schedules hereto, except as otherwise expressly set forth herein, capitalized terms shall have the meanings assigned to them in the Indenture, or, if such terms are not defined in the Indenture, in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation) of the Common Security and Account Agreement.1

[1]

If the Subordinated Creditor is not otherwise party to a Senior Debt Instrument that incorporates the Indenture, upon request by the Subordinated Creditor, appropriate changes will be made to this Subordination Agreement by adding definitions and rules of interpretation from the Finance Documents.

I-1-1

(b) In this Subordination Agreement and the Schedules hereto, except as otherwise expressly provided herein, the interpretation provisions contained in the Indenture shall apply.

(c) This Subordination Agreement applies to any and all Subordinated Debt described in the definition thereof.

Section 2 Subordination

2.1 General

(a) Payment of the principal of and interest (and all premiums and other amounts payable on or in respect thereof) on Subordinated Debt shall be subordinate and subject in right of payment to the Discharge of the Senior Debt Obligations. The Subordinated Creditor agrees that it will not ask, demand, sue for, take or receive from the Subordinated Debtor, by set-off or in any other manner, or retain payment (in whole or in part) of any Subordinated Debt, or any security therefor, other than Restricted Payments (or payment made from the proceeds of Restricted Payments) permitted under the applicable Senior Debt Instruments (without regard to the second sentence of the definition thereof), payments representing the capitalization or payment-in-kind of interest or the payments described in clause (b) below, unless and until the Discharge of the Senior Debt Obligations; provided that the Subordinated Creditor may accelerate, make demand for or otherwise make due and payable prior to the original due date thereof the Subordinated Debt only in order to file, or in connection with the filing of, a proof of claim or other instrument of similar character with respect to the Subordinated Debt. The Subordinated Creditor directs the Subordinated Debtor to make, and the Subordinated Debtor agrees to make, payments to the Security Trustee for application to the Senior Debt Obligations until the Discharge of the Senior Debt Obligations.

(b) Notwithstanding anything to the contrary in this Subordination Agreement, the Subordinated Debtor shall be permitted to pay any Indebtedness of the Subordinated Debtor permitted to be paid pursuant to Section 4.13 of the Indenture and to make each of the payments contemplated by Section 4.06 of the Indenture and by the second sentence of the definition of “Restricted Payments” (and any comparable provision of any other Senior Debt Instrument then in effect) in each case, as, when and to the extent permitted under the Finance Documents (other than this Subordination Agreement).

I-1-2

2.2 Payment Upon Dissolution, Etc.

In the event of Bankruptcy, the Secured Parties shall be entitled to receive indefeasible payment in full of all amounts due or to become due on or in respect of all Senior Debt Obligations under the Indenture, the Senior Debt Instruments, the Common Security and Account Agreement or other Finance Documents before the Subordinated Creditor shall be entitled to receive any payment on account of any Subordinated Debt (whether in respect of principal, interest, premiums, fees, indemnities, commissions or otherwise) and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of such Subordinated Debt from the sale of all or substantially all of the assets of the Subordinated Debtor, or otherwise in any Bankruptcy Proceeding or other winding up of the Subordinated Debtor, that is not delivered directly to the Security Trustee in accordance with Section 2.1(a) (General) hereof, shall in each case instead be held in trust by the Subordinated Creditor for the benefit of, and paid or delivered to the Security Trustee, in each case without set-off or counterclaim, for application to Senior Debt Obligations, whether or not due, until the Discharge of the Senior Debt Obligations. If for any reason the trust fails or vests in the Subordinated Creditor, the Subordinated Creditor shall promptly pay to the Security Trustee an amount equal to the amount which would otherwise have been held in trust (or its value if not cash).

2.3 No Payment When Senior Debt in Default

In the event and during the Continuation of an Event of Default, unless and until such Event of Default shall have been remedied or waived, no payment (including any Restricted Payment) shall be made by the Subordinated Debtor on or in respect of any Subordinated Debt, except for the payments described in Section 2.1(b) (General) above.

2.4 Proceeding Against the Subordinated Debtor; No Collateral

Whether or not any default in payment shall exist under any Senior Debt Instrument, the Subordinated Creditor shall not, without the prior written consent of the Security Trustee (a) commence any proceeding against the Subordinated Debtor with respect to Subordinated Debt, (b) take any collateral security for any Subordinated Debt or (c) join with any creditor (unless Senior Creditors consent and shall so join) in bringing any Bankruptcy Proceeding against the Subordinated Debtor, or take possession of, sell or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditors with respect to any such Collateral, unless and until the Discharge of the Senior Debt Obligations and the related release by the Senior Creditors of their Liens on the Collateral in accordance with the Finance Documents; provided that the Subordinated Creditor may (i) file all claims or proofs of claim necessary to enforce the obligations of the Subordinated Debtor in respect of any Subordinated Debt, (ii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of its claims in respect of the Subordinated Debt and (iii) exercise rights and remedies as an unsecured creditor against the Subordinated Debtor in accordance with the terms of any Subordinated Debt and applicable law, in each case to the extent such action is not inconsistent with, and could not result in a resolution inconsistent with, the terms of this Subordination Agreement.

I-1-3

2.5 Payment to Security Trustee of Certain Amounts Received by Subordinated Creditor

In the event that the Subordinated Creditor receives on account or in respect of any Subordinated Debt any distribution of assets by the Subordinated Debtor or payment by or on behalf of the Subordinated Debtor of any kind or character, whether in cash, securities or other property, other than as permitted under this Agreement, the Subordinated Creditor shall hold, or shall cause to be held, in trust (as property of the Security Trustee) for the benefit of the Secured Parties, and immediately upon receipt thereof, shall pay over or deliver to the Security Trustee such distribution or payment in precisely the form received (except for the endorsement or assignment by the Subordinated Creditor where necessary) for application in accordance with the applicable Senior Debt Instrument and the Common Security and Account Agreement. In the event of failure of the Subordinated Creditor to make any such endorsement or assignment, the Security Trustee irrevocably is authorized and empowered by and on behalf of the Subordinated Creditor to make the same.

2.6 Authorizations to Secured Parties

The Subordinated Creditor (a) irrevocably authorizes and empowers (without imposing any obligation or duty on) the Security Trustee as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) to demand, sue for, collect, receive and acknowledge receipt for all payments and distributions on or in respect of its Subordinated Debt which are required to be paid or delivered to the Security Trustee, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the Subordinated Creditor or otherwise, as the Security Trustee may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in accordance with the Common Security and Account Agreement and the Senior Debt Instruments, (b) irrevocably authorizes and empowers (without imposing any obligation or duty on) the Security Trustee to vote its Subordinated Debt (including voting the Subordinated Debt in favor of, or in opposition to, any matter which may come before any meeting of creditors of the Subordinated Debtor generally or in connection with, or in anticipation of, any Bankruptcy Proceeding relative to the Subordinated Debtor) in accordance with the Common Security and Account Agreement and the Senior Debt Instruments and (c) agrees to execute and deliver to the Security Trustee all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by the Security Trustee in order to enable the Security Trustee to enforce all claims upon or in respect of the Subordinated Debt in accordance with, and subject to, the terms hereof and applicable laws.

2.7 Subrogation

Notwithstanding any payment or payments made by the Subordinated Creditor or the Subordinated Debtor or the exercise by the Security Trustee of any of the remedies provided under this Subordination Agreement, the Subordinated Creditor hereby waives any and all rights of subrogation, contribution, reimbursement, indemnity or otherwise it may now have or hereafter acquire as a result of the existence or performance of its obligations hereunder until the Discharge Date of the Senior Debt Obligations, and all such Subordinated Debt shall be subordinated

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pursuant to the terms hereof. If any amount shall, in contravention with the foregoing, be paid to the Subordinated Creditor on account of (i) subrogation, contribution, reimbursement, indemnity or similar right, or (ii) the Subordinated Obligations, then the Subordinated Creditor agrees to act in accordance with Section 2.5 (Payment to Security Trustee of Certain Amounts Received by Subordinated Creditor) hereof.

2.8 Termination

Upon the payment or discharge in full in US Dollars of all obligations under this Agreement, then, subject to reinstatement as provided below, this Agreement shall terminate and the Subordinated Creditor shall, at the expense of the Company, execute and deliver a termination statement.

This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Subordinated Debtor hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Subordinated Creditor as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Subordinated Debtor or the Subordinated Creditor, (ii) upon dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Subordinated Debtor or the Subordinated Creditor or for any substantial part of the Subordinated Debtor’s or Subordinated Creditor’s assets, (iii) as a result of any settlement or compromise with any Person (including the Subordinated Creditor) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement shall apply hereto mutatis mutandis.

2.9 Transfers

The Subordinated Debt may not be transferred, assigned or encumbered by the Subordinated Creditor in any manner prohibited by a Finance Document. The Subordinated Creditor shall not make any transfer or assignment of all or any part of its interest in any Subordinated Debt unless the proposed transferee or assignee shall have first delivered to the Security Trustee, as a condition to any such purported transfer or assignment, an agreement in writing, in form and substance satisfactory to the Security Trustee, acting reasonably, pursuant to which such proposed transferee or assignee agrees to be bound by, and accepts each of the terms and conditions contained in, this Subordination Agreement or unless such proposed transferee or assignee shall have first delivered to the Security Trustee, an executed subordination agreement in the form attached to the Indenture with respect to such Subordinated Debt.

2.10 Ranking

All Subordinated Debt shall be unsecured and shall rank junior to the Senior Debt Obligations.

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Section 3 Miscellaneous

3.1 Notices

All notices, requests and demands to or upon the Security Trustee or the Subordinated Debtor hereunder shall be effected in the manner provided in Section 12.7 (Notices) of the Common Security and Account Agreement.

All notices, requests and demands to or upon the Subordinated Creditor shall be effected in the manner provided in Section 13.02 of the Indenture to:

[•]

3.2 Severability

Any term or provision of this Subordination Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability, without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal, prohibited, or unenforceable term or provision with a view to obtaining the same commercial effect as this Subordination Agreement would have had if such term or provision had been legal, valid and enforceable. To the extent permitted by applicable laws, the parties hereto waive any provision of law that renders any term or provision of this Subordination Agreement illegal, invalid, prohibited or unenforceable in any respect.

3.3 Entire Agreement

This Subordination Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the parties hereto relating to the transactions contemplated hereby or thereby.

3.4 No Waiver; Modification to Senior Debt

No failure on the part of the Secured Parties, and no delay in exercising any right, remedy or power under this Subordination Agreement shall operate as a waiver thereof by the Secured Parties, nor shall any single or partial exercise of any right, remedy or power under this Subordination Agreement preclude any other or future exercise by the Secured Parties of any other right, remedy or power. Each and every right, remedy and power granted to the Secured Parties, or allowed the Secured Parties by law or other agreement shall be cumulative and not exclusive, and may be exercised by the Secured Parties from time to time. Without in any way limiting the generality of the foregoing, at any time, without the consent of or notice to the Subordinated Creditor, without incurring responsibility or liability to the Subordinated Creditor and without

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impairing or releasing the subordination provided by, or the obligations of the Subordinated Creditor under, this Subordination Agreement, the Senior Creditor may do any one or more of the following: (a) change the manner, place or terms of payment of, or extend the time of payment of, or renew or alter, Senior Debt Obligations or any collateral security or guaranty thereof, or otherwise amend or supplement in any manner Senior Debt Obligations or the Finance Documents; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt Obligations; (c) release any Person liable in any manner for the Senior Debt Obligations; and (d) exercise or refrain from exercising any rights against the Subordinated Debtor and any other Person. The Subordinated Creditor unconditionally waives notice of the incurring of Senior Debt Obligations or any part thereof.

3.5 Benefit of Subordination Provisions

Nothing contained herein shall:

(a) impair, as among the Subordinated Debtor, its creditors other than the Secured Parties and the Subordinated Creditor, the obligation of the Subordinated Debtor, which is absolute and unconditional (and which, subject to the rights of the Secured Parties under this Subordination Agreement, is intended to rank equally with all other unsecured obligations of the Subordinated Debtor), to pay the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof; or

(b) affect the relative rights against the Subordinated Debtor of the Subordinated Creditor and creditors of the Subordinated Debtor other than the Secured Parties.

3.6 Conflict in Agreements

If the subordination provisions of any instrument evidencing Subordinated Debt conflict with the terms of this Subordination Agreement, this Subordination Agreement shall govern the relationship between Senior Creditors and Subordinated Creditor. For the avoidance of doubt, any subordination provisions with respect to the Subordinated Debt set forth in any Senior Debt Instrument shall be applicable to such Subordinated Debt in addition to that set forth in this Subordination Agreement.

3.7 Further Assurances

The Subordinated Creditor, at its own cost, shall take any further action as the Secured Parties may reasonably request in order to carry out more fully the intent and purpose of this Subordination Agreement. Without limitation of the foregoing, the Subordinated Debtor and the Subordinated Creditor shall ensure that each and every note or other instrument evidencing any Subordinated Debt shall carry on its face a statement that such Subordinated Debt is subject to the terms and conditions of this Subordination Agreement. Failure by the Subordinated Debtor and the Subordinated Creditor to comply with the requirement under this Section 3.7 shall in no way diminish the obligations and duties of the Subordinated Creditor hereunder nor the rights and privileges of the Secured Parties under this Agreement.

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3.8 Execution in Counterparts

This Subordination Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Subordination Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Subordination Agreement.

3.9 GOVERNING LAW

THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

3.10 WAIVER OF JURY TRIAL

THE PARTIES TO THIS SUBORDINATION AGREEMENT WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON, OR PERTAINING TO, THE SUBORDINATION AGREEMENT.

3.11 Consent to Jurisdiction and Service of Process

(a) Each party:

(i) hereby irrevocably consents and agrees for the benefit of the Secured Parties that the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Subordination Agreement;

(ii) irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii) irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall not limit the rights of the Senior Creditor Group Representatives (on behalf of the Senior Creditors) to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

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(b) Without prejudice to any other mode of service allowed under any relevant law, the Subordinated Creditor:

(i) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(ii) shall maintain a duly appointed and authorized agent for service of process in relation to any proceedings before the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York in connection with this Agreement and shall keep the Security Trustee advised of the identity and location of such agent; and

(iii) hereby irrevocably authorizes the Security Trustee to appoint an agent for service of process on its behalf should it at any time fail to maintain in full force and effect a process agent in accordance with this Section 3.11, and the Security Trustee shall promptly notify it of any such appointment.

3.12 Amendment

(a) This Subordination Agreement may not be amended or modified without the prior written consent of the Security Trustee except as may be permitted under the Finance Documents.

(b) The consent contemplated in clause (a) above of this Section 3.12 shall not be required for a successor Security Trustee to accede to this Subordination Agreement in accordance with Section 8.7(f) (Resignation, Removal and Replacement of Security Trustee) of the Common Security and Account Agreement.

3.13 Successors and Assigns

This Subordination Agreement shall be binding and inure to the benefit of the Subordinated Creditor, the Secured Parties and their respective successors and permitted assigns irrespective of whether this Subordination Agreement or any similar agreement is executed by any other creditor of the Subordinated Debtor. To the extent permitted by law, notice of acceptance by Senior Creditors of this Subordination Agreement or of reliance by Senior Creditors upon this Subordination Agreement is hereby waived by the Subordinated Creditor. This Subordination Agreement is made by the Subordinated Creditor in its capacity as Subordinated Creditor and only in respect of its rights and obligations as Subordinated Creditor and shall not affect any other rights the Subordinated Creditor may have in respect of the Subordinated Debtor, which do not relate to its capacity as Subordinated Creditor to the Senior Creditors under this Subordination Agreement.

3.14 Survival of Obligations

The provisions of Section 3.9 (GOVERNING LAW), Section 3.10 (WAIVER OF JURY TRIAL) and Section 3.11 (Consent to Jurisdiction and Service of Process) shall survive the termination of this Subordination Agreement.

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3.15 Effectiveness in Bankruptcy Proceedings.

This Subordination Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of a Bankruptcy Proceeding.

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IN WITNESS WHEREOF, the parties hereto have executed this Subordination Agreement as of the date first above written.

[•], as the Subordinated Debtor

By:
Name:
Title:

[•], as Subordinated Creditor

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE, as the Security Trustee

By:
Name:
Title:

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Exhibit I-2 Form of Obligor Subordination Agreement

This Obligor Subordination Agreement (“Obligor Subordination Agreement”) is dated as of [insert date], among SOCIÉTÉ GÉNÉRALE, as Security Trustee (the “Security Trustee”) under the Common Security and Account Agreement (as defined below) and Cheniere Corpus Christi Holdings, LLC (the “Company”), Corpus Christi Liquefaction, LLC (“CCL”), Cheniere Corpus Christi Pipeline, L.P. (“CCP”) and Corpus Christi Pipeline GP, LLC (“CCP GP”) (each of CCL, CCP and CCP GP the “Original Guarantors”).

A. The [Obligor][Subordinated Debtor], [the Guarantors][the Subordinated Debtor and the other Guarantors], and The Bank of New York Mellon as Trustee, have entered into the Indenture, dated as of August 20, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”).

B. The Company, the Original Guarantors, the Initial Senior Creditor Group Representatives, Société Générale as Intercreditor Agent, Société Générale as Security Trustee and Mizuho Bank, Ltd., as Account Bank, have entered into the Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018, the Second Amendment, dated as of August 30, 2019 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Common Security and Account Agreement”).

C. Pursuant to the terms of the Indenture, any Indebtedness that may from time to time be owed to any Obligor (the “Subordinated Creditor”) by any other Obligor (the “Subordinated Debtor”) (hereinafter the “Obligor Subordinated Debt”) is required to be subordinated in right of payment to the irrevocable and unconditional payment or discharge in full of the Senior Debt Obligations and termination or expiration of any Senior Debt Commitments (the “Discharge of the Senior Debt Obligations”), pursuant to and on the terms set forth in this Obligor Subordination Agreement.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 General

(a) In this Obligor Subordination Agreement and the Schedules hereto, except as otherwise expressly set forth herein, capitalized terms shall have the meanings assigned to them in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation) of the Common Security and Account Agreement.

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(b) In this Subordination Agreement and the Schedules hereto, except as otherwise expressly provided, the interpretation provisions contained in the Indenture shall apply.2

(c) This Obligor Subordination Agreement applies to any and all Obligor Subordinated Debt described in the definition thereof, which shall include any subrogation or other right any Guarantor may have against the Borrower as a result of its guarantee of Senior Debt Obligations pursuant to Article 11 (Guarantees) of the Common Security and Account Agreement.

Section 2 Subordination

2.1 General

(a) Payment of the principal of and interest (and all premiums and other amounts payable on or in respect thereof) on Obligor Subordinated Debt shall be subject and subordinate in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the Discharge of Senior Debt Obligations.

(b) Unless and until (i) a Security Enforcement Action has commenced and is Continuing and the Security Trustee provides written notice to the Borrower requesting the cessation thereof or (ii) an Event of Default described in Section 6.01(c)(1) or other Bankruptcy-based Event of Default relating to the Obligors described in any other Senior Debt Instrument has occurred and is Continuing, any Subordinated Debtor may make, and any Subordinated Creditor shall be entitled to accept and receive, Obligor Subordinated Debt payments to the extent not prohibited under the Finance Documents (excluding this Obligor Subordination Agreement).

(c) Following the occurrence of the events contemplated in clause (b)(i) or (ii) above: (i) the Subordinated Creditor may accelerate, make demand for or otherwise make due and payable prior to the original due date thereof the Obligor Subordinated Debt only in order to file or in connection with filing of, or proof of claim or other instrument of similar character with respect to, the Obligor Subordinated Debt and (ii) the Subordinated Creditor directs the Subordinated Debtor to make, and the Subordinated Debtor agrees to make, payment to the Security Trustee for application to the Senior Debt Obligations until the Discharge of the Senior Debt Obligations. Notwithstanding anything to the contrary in this Obligor Subordination Agreement, including following the occurrence and Continuance of any of the events described in clause (b)(i) and (b)(ii), in each case to the extent not prohibited under the Finance Documents or by the terms of any Security Enforcement Action (as notified by the Security Trustee to the Company), the Subordinated Debtor shall be permitted to make Obligor Subordinated Debt payments to permit any Subordinated Creditor to pay any Indebtedness of the Subordinated Debtor permitted to be paid pursuant to Section 4.13 of the Indenture and to make each of the payments contemplated by Section 4.06 of the Indenture and by the second sentence of the definition of “Restricted Payments” and any other payments from a Subordinated Debtor to a Subordinated Creditor under any Material Project Agreement, under the CCP Pipeline Precedent Agreement or other payments in respect of the Corpus Christi Pipeline.

[2]

If the Subordinated Creditor is not otherwise party to a Senior Debt Instrument that incorporates the Indenture, upon request by the Subordinated Creditor, appropriate changes will be made to this Subordination Agreement by adding definitions and rules of interpretation from the Finance Documents.

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2.2 Payment Upon Dissolution, Etc.

In the event of Bankruptcy, the Secured Parties shall be entitled to receive indefeasible payment in full of all amounts due or to become due on or in respect of all Senior Debt Obligations under the Senior Debt Instruments, the Common Security and Account Agreement or other Finance Documents before the Subordinated Creditor shall be entitled to receive any payment on account of any Obligor Subordinated Debt (whether in respect of principal, interest, premiums, fees, indemnities, commissions or otherwise) and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of such Obligor Subordinated Debt from the sale of all or substantially all of the assets of the Subordinated Debtor, or otherwise in any Bankruptcy Proceeding or other winding up of the Subordinated Debtor, that is not delivered directly to the Security Trustee in accordance with Section 2.1(a) (General) hereof, shall in each case instead be held in trust by the Subordinated Creditor for the benefit of, and paid or delivered to the Security Trustee, in each case without set-off or counterclaim, for application to Senior Debt Obligations, whether or not due, until the Discharge of the Senior Debt Obligations. If for any reason the trust fails or vests in the Subordinated Creditor, the Subordinated Creditor shall promptly pay to the Security Trustee an amount equal to the amount which would otherwise have been held in trust (or its value if not cash).

2.3 No Payment When Senior Debt in Default

In the event and during the Continuation of an Event of Default, unless and until such Event of Default shall have been remedied or waived, no payment shall be made by the Subordinated Debtor on or in respect of any Obligor Subordinated Debt, except for the payments described in Section 2.1(b) and (c) (General) above to the extent such payments described therein are permitted thereunder.

2.4 Proceeding Against the Subordinated Debtor; No Collateral

Whether or not any default in payment shall exist under any Senior Debt Instrument, the Subordinated Creditor shall not, without the prior written consent of the Security Trustee (a) commence any proceeding against the Subordinated Debtor, as applicable, with respect to Obligor Subordinated Debt, (b) take any collateral security for any Obligor Subordinated Debt or (c) join with any creditor (unless Senior Creditors and the Security Trustee consent) in bringing any Bankruptcy Proceeding against the Subordinated Debtor, or take possession of, sell or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditors with respect to any such Collateral, unless and until the Discharge of the Senior Debt Obligations and the related release by the Senior Creditors of their Liens on the Collateral in accordance with the Finance Documents; provided that the Subordinated Creditor may (i) file all claims or proofs of claim necessary to enforce the obligations of the Subordinated Debtor in respect of any Obligor Subordinated Debt, (ii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of its claims in respect of the Obligor

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Subordinated Debt and (iii) exercise rights and remedies as an unsecured creditor against the Subordinated Debtor in accordance with the terms of any Obligor Subordinated Debt and applicable law, in each case solely to the extent such action is not inconsistent with, and could not result in a resolution inconsistent with, the terms of this Obligor Subordination Agreement and the Finance Documents.

2.5 Payment to Security Trustee of Certain Amounts Received by Subordinated Creditor

In the event that the Subordinated Creditor receives on account or in respect of any Obligor Subordinated Debt any distribution of assets by the Subordinated Debtor or payment by or on behalf of the Subordinated Debtor of any kind or character, whether in cash, securities or other property, other than as permitted under this Agreement, the Subordinated Creditor shall hold, or shall cause to be held, in trust (as property of the Security Trustee) for the benefit of the Secured Parties, and immediately upon receipt thereof, shall pay over or deliver to the Security Trustee such distribution or payment in precisely the form received (except for the endorsement or assignment by the Subordinated Creditor where necessary) for application in accordance with the applicable Senior Debt Instrument and the Common Security and Account Agreement. In the event of failure of the Subordinated Creditor to make any such endorsement or assignment, the Security Trustee irrevocably is authorized and empowered by and on behalf of the Subordinated Creditor to make the same.

2.6 Authorizations to Secured Parties

The Subordinated Creditor (a) irrevocably authorizes and empowers (without imposing any obligation or duty on) the Security Trustee as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) to demand, sue for, collect, receive and acknowledge receipt for all payments and distributions on or in respect of its Obligor Subordinated Debt which are required to be paid or delivered to the Security Trustee, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the Subordinated Creditor or otherwise, as the Security Trustee may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in accordance with the Common Security and Account Agreement and the Senior Debt Instruments, (b) irrevocably authorizes and empowers (without imposing any obligation or duty on) the Security Trustee to vote its Obligor Subordinated Debt (including voting the Obligor Subordinated Debt in favor of, or in opposition to, any matter which may come before any meeting of creditors of the Subordinated Debtor generally or in connection with, or in anticipation of, any Bankruptcy Proceeding relative to the Subordinated Debtor) in accordance with the Common Security and Account Agreement and the Senior Debt Instruments and (c) agrees to execute and deliver to the Security Trustee all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by the Security Trustee in order to enable the Security Trustee to enforce all claims upon or in respect of the Obligor Subordinated Debt in accordance with, and subject to, the terms hereof and applicable laws.

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2.7 Subrogation

Notwithstanding any payment or payments made by the Subordinated Creditor or the Subordinated Debtor or the exercise by the Security Trustee of any of the remedies provided under this Subordination Agreement, the Subordinated Creditor hereby waives any and all rights of subrogation, contribution, reimbursement, indemnity or otherwise it may now have or hereafter acquire as a result of the existence or performance of its obligations hereunder until the Discharge Date of the Senior Debt Obligations, and all such Obligor Subordinated Debt shall be subordinated pursuant to the terms hereof. If any amount shall, in contravention of the foregoing, be paid to the Subordinated Creditor on account of (i) subrogation, contribution, reimbursement, indemnity or similar right, or (ii) the Subordinated Obligations, then the Subordinated Creditor agrees to act in accordance with Section 2.5 (Payment to Security Trustee of Certain Amounts Received by Subordinated Creditor) hereof.

2.8 Termination

Upon the payment or discharge in full in US Dollars of all obligations under this Agreement, then, subject to reinstatement as provided below, this Agreement shall terminate and the Subordinated Creditor shall, at the expense of the Company, execute and deliver a termination statement.

This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Subordinated Debtor hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Subordinated Creditor as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Subordinated Debtor or the Subordinated Creditor, (ii) upon dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Subordinated Debtor or the Subordinated Creditor or for any substantial part of the Subordinated Debtor’s or Subordinated Creditor’s assets, (iii) as a result of any settlement or compromise with any Person (including the Subordinated Creditor) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement shall apply hereto mutatis mutandis.

2.9 Transfers

The Obligor Subordinated Debt may not be transferred, assigned or encumbered by the Subordinated Creditor in any manner prohibited by a Finance Document. Without derogation of any other limitation or restriction contained in any other Finance Document, the Subordinated Creditor shall not make any transfer or assignment of all or any part of its interest in any Obligor Subordinated Debt unless the proposed transferee or assignee shall have first delivered to the Security Trustee, as a condition to any such purported transfer or assignment, an agreement in writing, in form and substance satisfactory to the Security Trustee Agent, acting reasonably, pursuant to which such proposed transferee or assignee agrees to be bound by, and accepts each of the terms and conditions contained in, this Subordination Agreement or unless such proposed transferee or assignee shall have first delivered to the Security, an executed subordination agreement in the form attached to the Indenture with respect to such Obligor Subordinated Debt.

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2.10 Ranking

All Obligor Subordinated Debt shall be unsecured and shall rank junior to the Senior Debt Obligations.

Section 3 Miscellaneous

3.1 Notices

All notices, requests and demands to or upon the Subordinated Creditor shall be effected in the manner provided in Section 13.02 of the Indenture.

3.2 Severability

Any term or provision of this Obligor Subordination Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability, without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal, prohibited, or unenforceable term or provision with a view to obtaining the same commercial effect as this Obligor Subordination Agreement would have had if such term or provision had been legal, valid and enforceable. To the extent permitted by applicable laws, the parties hereto waive any provision of law that renders any term or provision of this Obligor Subordination Agreement illegal, invalid, prohibited or unenforceable in any respect.

3.3 Entire Agreement

This Obligor Subordination Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the parties hereto relating to the transactions contemplated hereby or thereby.

3.4 No Waiver; Modification to Senior Debt

No failure on the part of the Secured Parties, and no delay in exercising any right, remedy or power under this Obligor Subordination Agreement shall operate as a waiver thereof by the Secured Parties, nor shall any single or partial exercise of any right, remedy or power under this Obligor Subordination Agreement preclude any other or future exercise by the Secured Parties of any other right, remedy or power. Each and every right, remedy and power granted to the Secured Parties, or allowed the Secured Parties by law or other agreement shall be cumulative and not exclusive, and may be exercised by the Secured Parties from time to time. Without in any way limiting the generality of the foregoing, at any time, without the consent of or notice to the Subordinated Creditor, without incurring responsibility or liability to the Subordinated Creditor

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and without impairing or releasing the subordination provided by, or the obligations of the Subordinated Creditor under, this Obligor Subordination Agreement, the Senior Creditor may do any one or more of the following: (a) change the manner, place or terms of payment of, or extend the time of payment of, or renew or alter, Senior Debt Obligations or any collateral security or guaranty thereof, or otherwise amend or supplement in any manner Senior Debt Obligations or the Finance Documents; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt Obligations; (c) release any Person liable in any manner for the Senior Debt Obligations; and (d) exercise or refrain from exercising any rights against the Subordinated Debtor and any other Person. The Subordinated Creditor unconditionally waives notice of the incurring of Senior Debt Obligations or any part thereof.

3.5 Benefit of Subordination Provisions

Nothing contained herein shall:

(a) impair, as among the Subordinated Debtor, its creditors other than the Secured Parties and the Subordinated Creditor, the obligation of the Subordinated Debtor, which is absolute and unconditional (and which, subject to the rights of the Secured Parties under this Obligor Subordination Agreement, is intended to rank equally with all other unsecured obligations of the Subordinated Debtor), to pay the principal of and interest on the Obligor Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof; or

(b) affect the relative rights against the Subordinated Debtor of the Subordinated Creditor and creditors of the Subordinated Debtor other than the Secured Parties.

3.6 Conflict in Agreements

If the subordination provisions of any instrument evidencing Obligor Subordinated Debt conflict with the terms of this Obligor Subordination Agreement, this Obligor Subordination Agreement shall govern the relationship between Senior Creditors and Subordinated Creditor. For the avoidance of doubt, any subordination provisions with respect to the Obligor Subordinated Debt set forth in any Senior Debt Instrument shall be applicable to such Obligor Subordinated Debt in addition to that set forth in this Obligor Subordination Agreement.

3.7 Further Assurances

The Subordinated Creditor, at its own cost, shall take any further action as the Secured Parties may reasonably request in order to carry out more fully the intent and purpose of this Obligor Subordination Agreement. Without limitation of the foregoing, the Subordinated Debtor and the Subordinated Creditor shall ensure that each and every note or other instrument evidencing any Obligor Subordinated Debt shall carry on its face a statement that Obligor Subordinated Debt is subject to the terms and conditions of this Subordination Agreement. Failure by the Subordinated Debtor and the Subordinated Creditor to comply with the requirement under this Section 3.7 shall in no way diminish the obligations and duties of the Subordinated Creditor hereunder nor the rights and privileges of the Secured Parties under this Agreement and any other Finance Document.

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3.8 Execution in Counterparts

This Obligor Subordination Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Obligor Subordination Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Obligor Subordination Agreement.

3.9 GOVERNING LAW

THIS OBLIGOR SUBORDINATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

3.10 WAIVER OF JURY TRIAL

THE PARTIES TO THIS OBLIGOR SUBORDINATION AGREEMENT WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON, OR PERTAINING TO, THE OBLIGOR SUBORDINATION AGREEMENT.

3.16 Consent to Jurisdiction and Service of Process

(a) Each party:

(i) hereby irrevocably consents and agrees for the benefit of the Secured Parties that the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Subordination Agreement;

(ii) irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii) irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall not limit the rights of the Senior Creditor Group Representatives (on behalf of the Senior Creditors) to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

3.12 Amendment

(a) This Obligor Subordination Agreement may not be amended or modified without the prior written consent of the Security Trustee except as may be permitted under the Finance Documents.

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(b) The consent contemplated in clause (a) above of this Section 3.12 shall not be required for a successor Security Trustee to accede to this Obligor Subordination Agreement in accordance with Section 8.7(f) (Resignation, Removal and Replacement of Security Trustee) of the Common Security and Account Agreement.

3.13 Successors and Assigns

This Obligor Subordination Agreement shall be binding and inure to the benefit of the Subordinated Creditor, the Secured Parties and their respective successors and permitted assigns irrespective of whether this Obligor Subordination Agreement or any similar agreement is executed by any other creditor of the Subordinated Debtor. To the extent permitted by law, notice of acceptance by Senior Creditors of this Obligor Subordination Agreement or of reliance by Senior Creditors upon this Obligor Subordination Agreement is hereby waived by the Subordinated Creditor. This Obligor Subordination Agreement is made by the Subordinated Creditor in its capacity as Subordinated Creditor and only in respect of its rights and obligations as Subordinated Creditor and shall not affect any other rights the Subordinated Creditor may have in respect of the Subordinated Debtor or Senior Creditors, which do not relate to its capacity as Subordinated Creditor to the Senior Creditors under this Obligor Subordination Agreement.

3.14 Survival of Obligations

The provisions of Section 3.9 (GOVERNING LAW), Section 3.10 (WAIVER OF JURY TRIAL) and Section 3.11 (Consent to Jurisdiction and Service of Process) shall survive the termination of this Obligor Subordination Agreement.

3.15 Effectiveness in Bankruptcy Proceedings.

This Subordination Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of a Bankruptcy Proceeding.

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IN WITNESS WHEREOF, the parties hereto have executed this Obligor Subordination Agreement as of the date first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:
Name:
Title:

CORPUS CHRISTI LIQUEFACTION, LLC

By:
Name:
Title:

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

By:
Name:
Title:

CORPUS CHRISTI PIPELINE GP, LLC

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE, as the Security Trustee

By:
Name:
Title:

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